    As filed with the Securities and Exchange Commission on August 12, 1999
                                                  Registration No. 333-_________

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                            ----------------------
                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ----------------------
                          WYNDHAM INTERNATIONAL, INC.
            (Exact name of registrant as specified in its charter)

             Delaware                                            94-2878485
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or  organization)                              Identification No.)
                            ----------------------
            1950 Stemmons Freeway, Suite 6001, Dallas, Texas  75207
                                (214) 863-1000
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

               James D. Carreker                                             Copies to:
 Chairman of the Board and Chief Executive Officer
             1950 Stemmons Freeway                                J. Kenneth Menges, Jr., P.C.
                  Suite 6001                                         N. Kathleen Friday, P.C.
             Dallas, Texas  75207                            Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                (214) 863-1000                                   1700 Pacific Avenue, Suite 4100
(Name, address, including zip code, and telephone number,          Dallas, Texas  75201-4675
       including area code, of agent for service)

        ----------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effective date of this registration statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                                              CALCULATION OF REGISTRATION FEE

============================================================================================================================
                 Title of Each Class of                    Amount to be  Proposed Maximum   Proposed Maximum   Amount of
               Securities to be Registered                  Registered    Offering Price        Aggregate     Registration
                                                                            per Share        Offering Price       Fee
---------------------------------------------------------------------------------------------------------------------------
Series A Convertible Preferred Stock, par value $0.01
 per share...............................................    3,000,000(1)   $100.00(2)      $300,000,000 (2)   $83,400(2)
----------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par value $0.01 per share..........        (3)          N/A (4)            N/A (4)        None (4)
============================================================================================================================

(1) The series A convertible preferred stock includes associated series C junior preferred stock purchase rights. For each share of series A convertible preferred stock issued, there will be issued a number of series C junior preferred stock purchase rights equal to the number of shares of class A common stock issuable upon conversion of that share of series A convertible preferred stock. As no additional consideration will be received for the rights, no registration fee is required with respect to them under Rule 457(i) of the Securities Act.
(2) The filing fee is based on the bona fide estimate of the aggregate maximum offering price under Rule 457(a) of the Securities Act of 1933. In no event will the aggregate offering price of the series A convertible preferred stock exceed $300,000,000.
(3) An indeterminable number of shares of the class A common stock as shall be issuable upon conversion of the series A convertible preferred stock. The class A common stock includes associated series C junior preferred stock purchase rights. One series C junior preferred stock purchase right will be issued with each share of class A common stock. As no additional consideration will be received for these rights, no registration fee is required with respect to them under Rule 457(i) of the Securities Act.
(4) The Company is registering the series A convertible preferred stock at the same time it is registering the class A common stock into which the series A convertible preferred stock is convertible. Therefore, under Rule 457(i) of the Securities Act, the registration fee is based on the offering price of the series A preferred stock alone.
                            ----------------------
          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ The information in this prospectus is not complete and may be changed. We + + may not sell these securities until the registration statement filed with + + the Securities and Exchange Commission is effective. This prospectus is not + + an offer to sell these securities and it is not soliciting an offer to buy + + these securities in any state where the offer or sale is not permitted. +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++



                 Subject to Completion, dated August 12, 1999

PROSPECTUS

                      Rights Offering of 3,000,000 Shares

                          WYNDHAM INTERNATIONAL, INC.
                       1950 Stemmons Freeway, Suite 6001
                             Dallas, Texas  75207
                                (214) 863-1000

                     Series A Convertible Preferred Stock


     We are conducting this rights offering of 3,000,000 shares of our series A convertible preferred stock to settle class action litigation relating to the recent $1 billion equity investment in our series B convertible preferred stock and our related restructuring in accordance with our right to conduct a single rights offering under the terms of the purchase agreement related to the $1 billion investment. On ____________, 1999, we entered into a stipulation of settlement agreement with the other parties to this litigation to settle this litigation. On ___________, 1999, the court issued an order approving the stipulation of settlement agreement.

     Because you held either our class A common stock or limited partnership units in Patriot American Hospitality Partnership, L.P. or Wyndham International Operating Partnership, L.P. on ______, 1999, we have granted you rights to purchase shares of our series A preferred stock for a price of $100.00 per share. We have granted you one right for each share of our class A common stock that you held on that date. We have also granted you 0.95 rights for each limited partnership unit of the Patriot partnership and 0.05 rights for each limited partnership unit of the Wyndham partnership that you held on that date. You may purchase one share of our series A preferred stock for every ___ rights granted to you.

     Our class A common stock is traded on the New York Stock Exchange under the symbol "WYN". On ___________, 1999, the last reported sale price for our class A common stock was $_________ per share. We intend to apply for listing of our series A preferred stock on the _______________ under the symbol "______________". We cannot assure you that our series A preferred stock will meet the requirements for listing or that there will be an active trading market for our series A preferred stock. We do not intend to list the rights on any exchange. We cannot assure you that there will be an active trading market for the rights.

     The rights expire at 5 p.m., New York City time, on ____________, 1999 if not properly exercised before that date.

     Our Board of Directors makes no recommendation to you about whether you should exercise any rights.

                                           Per Share                Total
                                           ---------                -----
     Public Offering Price.................. $  100            $  $300,000,000
     Underwriting Discount.................. $    0            $             0
     Proceeds, before expenses, to us....... $  100            $   300,000,000

     Investing in our series A preferred stock involves certain risks. See "Risk Factors" beginning on page 9.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is ______, 1999.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING..............................  1

SUMMARY......................................................................  3
   The Rights Offering.......................................................  3
   Where You Can Find More Information.......................................  6

RECENT DEVELOPMENTS..........................................................  9

RISK FACTORS.................................................................  9
   Risks Relating to Our Rights Offering..................................... 10
   Influence by New Investors................................................ 10
   We have substantial debt obligations; we may incur additional indebtedness; most of our debt bears interest
      at a variable rate..................................................... 11
   We have grown rapidly and have acquired new businesses, which requires us to integrate operations.................................... 12
   Hotel Industry Risks...................................................... 12
   Real Estate Risks......................................................... 13
   Risks of Operating Hotels under Franchise or Brand Affiliations........... 15
   Risks Relating to Gaming Operations....................................... 15
   Year 2000 Compliance...................................................... 15

UNCERTAINTY OF FORWARD-LOOKING STATEMENTS.................................... 17

USE OF PROCEEDS.............................................................. 18

THE RIGHTS OFFERING.......................................................... 18
   Reasons for the Rights Offering........................................... 18
   Neither our Board nor any committee of our Board makes any recommendation on the Rights Offering.................................. 19
   General Terms of the Rights Offering...................................... 19
   ChaseMellon Shareholder Services, L.L.C................................... 19
   The Rights................................................................ 20
   Purchase Price............................................................ 20
   When the Rights Offering expires.......................................... 20
   Conditions relating to the Rights Offering................................ 20
   How to exercise your rights............................................... 21
   How you should pay when you exercise your rights.......................... 21
   We will not issue fractional shares of series A preferred stock........... 21
   Special Procedure under "Notice of Guaranteed Delivery" Form.............. 21
   What happens if you provide incomplete forms or make an
      insufficient or excess payment......................................... 22
   What happens if you exercise less than all of your rights................. 22
   Instructions to Nominee Holders........................................... 22
   You bear the risk of loss on delivery of subscription warrant forms and payments..................................................... 22
   We resolve all procedural and other questions............................. 23
   Do you have any questions or need assistance concerning exercising your rights?........................................................... 23
   You cannot revoke your exercise of rights................................. 23
   How to transfer your rights............................................... 23
   Procedures for Nominees who are DTC Participants.......................... 24
   Foreign and Unknown Addresses............................................. 24
   We may reject your exercise for regulatory issues......................... 24
   We will make no adjustment to outstanding stock options or other stock awards........................................................... 25
   Amendment, Extension and Withdrawal....................................... 25
   Issuance of Stock Certificates............................................ 25
   Certain Federal Income Tax Consequences................................... 25

DESCRIPTION OF SERIES A PREFERRED STOCK...................................... 29
   Dividends................................................................. 29

   Conversion into class A common stock at the option of the holder.......... 29
   Optional Redemption....................................................... 31
   Voting Rights............................................................. 31
   Consolidation or Merger................................................... 31
   Ability to receive preferential cash payment or convert upon change of control or liquidation....................................... 31
   No Preemptive Rights...................................................... 33

DESCRIPTION OF CLASS A COMMON STOCK.......................................... 33

LEGAL MATTERS................................................................ 34

EXPERTS...................................................................... 34

                QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING


What is a right?

A right enables you to purchase our series A preferred stock. You may purchase one share of our series A preferred stock at $100.00 per share for every ____ rights granted to you.

How many rights will I receive?

You will receive one right for each share of our class A common stock held by you on the record date, which was ________, 1999. You will also receive 0.95 rights for each limited partnership unit of the Patriot Partnership and 0.05 rights for each limited partnership unit of the Wyndham partnership held by you on _________, 1999. You will receive a certificate evidencing these rights.

Why do I need to exercise _____ rights to purchase one share of series A preferred stock?

As of ___________, 1999, we had outstanding ______________ shares of our class A common stock, ____________ limited partnership units of the Patriot Partnership and ___________ limited partnership units of the Wyndham partnership. Because we have granted one right for each share of class A common stock, 0.95 rights for each limited partnership unit in the Patriot partnership and 0.05 rights for each limited partnership unit in the Wyndham partnership held, we granted in the aggregate _________ rights. As a result, because we are offering 3,000,000 shares of series A preferred stock in this rights offering, you must exercise _____ rights to acquire one share.

Can I buy more shares of series A preferred stock than the number of rights that I receive?

No. If any holders of our class A common stock or limited partnership units do not exercise their rights, the series A preferred stock subject to those rights will not be sold in this offering. However, the rights are transferable. If you purchase additional rights in the market, you may exercise those rights as well.

Why did we grant rights?

In connection with the settlement of litigation relating to the recent $1 billion equity investment in our series B preferred stock and our related restructuring, we agreed to offer our series A preferred stock to existing holders of our class A common stock and limited partnership units of the Patriot partnership and the Wyndham partnership in accordance with our right to conduct a single rights offering under the terms of the purchase agreement related to the $1 billion equity investment. For more information on our reasons for this offering, please see page 18.

How will we use the proceeds from this offering?

We will use the proceeds from this offering to repurchase a portion of the series B preferred stock.

How does our series A preferred stock compare to our series B preferred stock?

Except for voting rights, our series A preferred stock is substantially identical to our series B preferred stock, including the same purchase price of $100.00 per share, the same dividend rate, and the same conversion rate into our common stock. In addition, each share of our series B preferred stock is convertible at any time into one share of our series A preferred stock. Finally, our series B preferred stock is not publicly traded but the holders thereof may demand that we register their series B preferred stock for public trading.

What forms and payment are required to purchase shares?

You received along with this prospectus a subscription warrant and instructions on how to purchase shares. You must properly fill out, execute and deliver the subscription warrant along with full payment to ChaseMellon Shareholder Services, L.L.C., the subscription agent, before the expiration date. You may also use an alternate procedure called "Notice of Guaranteed Delivery," which allows an extra three days to deliver the subscription warrant if full payment is received before the expiration date and a securities broker or qualified financial institution signs the form to guaranty that the subscription warrant will be timely delivered. See page 21 for further information regarding this procedure.

When do the rights expire?

The rights expire at 5:00 p.m., New York City time, on _______, 1999 (unless we extend this date). You must return, and ChaseMellon must actually receive, your required documents and payment before that time.

Does the Wyndham Board of Directors recommend exercising the rights?

Our Board of Directors makes no recommendation to you about whether you should exercise any rights.

How will I be affected if I do not exercise any rights?

You are not required to exercise any rights or otherwise take any action in response to this offering. If you do not exercise any rights, the number of shares that you own will not change. But, if this offering is completed, your beneficial ownership of our outstanding class A common stock will decline when compared to other holders of class A common stock or limited partnership units who exercise their rights. However, because we will use the cash proceeds of this offering to repurchase shares of series B preferred stock, you will still beneficially own the same percentage of our class A common stock when compared to all beneficial owners.

What if a broker, bank or other nominee is the record holder of my class A common stock?

If you wish to exercise your rights and purchase our series A preferred stock, please promptly contact the broker, bank or other company holding your class A common stock. Your broker or other nominee record holder must exercise the rights on your behalf for shares you wish to purchase or arrange for a subscription warrant to be issued in your name so that you may directly exercise the rights.

May I transfer rights?

You may transfer or sell rights according to the instructions that accompany this prospectus through your broker or ChaseMellon. We cannot ensure that the rights will have any value or can be sold.

You may also wish to transfer rights to allow your broker or another person to exercise your rights for you. The forms on the reverse side of the subscription warrant contain instructions for these types of transfers. For more information regarding your ability to transfer rights, please see page 23.

Do I have to pay the purchase price in cash?

You must timely pay the purchase price by wire transfer, certified or cashier's check drawn on a U.S. bank, or personal check that clears before the expiration date.

What if my rights result in fractional shares?

You may not purchase fractional shares of our series A preferred stock. If your rights would allow you to purchase a fractional share, you may exercise them only by rounding down to and paying for the nearest whole share, or paying for any lesser number of whole shares.

Will my money be returned if this offering is cancelled?

Yes, but without any payment of interest.

What fees or charges apply if I purchase shares or attempt to sell my rights?

We are not charging any fee or sales commission to issue rights to you or to issue series A preferred stock to you if you exercise rights. If you exercise rights through a broker or other holder of your shares, you are responsible for paying any fees that person may charge. If you elect to sell your rights, you are also responsible for any fees or sales commissions that may apply to that transaction.

May I change or cancel my exercise of rights after I send in the required forms?

No.

To whom do I direct questions?

If you have any questions or requests for assistance concerning how to exercise your rights or if you need additional copies of the offering documents, please call or write ChaseMellon at:

  ChaseMellon Shareholder Services, L.L.C.
  450 W. 33rd Street
  Fourteenth Floor
  Telephone:  (888) 224-2745

You will not pay any fees for your questions or requests. If you wish to call us for additional copies of the offering documents, please call our Shareholder Relations department at (214) 863-1000.

                                    SUMMARY

     This summary highlights some of the information provided elsewhere in this prospectus. The summary is not complete and may not provide all information you should consider before deciding whether or not to exercise the rights. You should read the entire prospectus carefully. Certain portions of this prospectus, such as "Risk Factors," are not summarized below. See "Risk Factors" beginning on page 9.

The Rights Offering

     For further details concerning this part of the summary, please see "The Rights Offering" beginning on page 18.

Securities Offered                           We are offering 3,000,000 shares of our series A preferred stock, which we will issue upon exercise of the rights.

Record Date................................  _________, 1999.

Expiration Date and Time...................  The rights expire at 5:00 p.m., New York City time, on ________,
                                             1999, unless properly exercised before that time (unless we extend the expiration date). If you do not exercise your rights before the expiration date, your rights will be void and you will not be able to exercise your rights in the future.

Rights.....................................  We have granted each person who was a record holder of our class A common stock on the record date one right for each share of our class A common stock then held. We have also granted each person who was a record holder of a limited partnership unit in  the
                                             Patriot partnership on the record date 0.95 rights for each unit then held, and we have granted to each person who was a record holder of a limited partnership unit in the Wyndham partnership on the record date 0.05 rights for each unit then held.

Number of Rights You Must Exercise to
 Purchase a Share of Series A Preferred
 Stock.....................................  You may purchase one share of our series A preferred stock for every ____ rights granted to you. As of ___________, 1999, we had outstanding ______________ shares of our class A common, __________
                                             limited partnership units in the Patriot partnership and __________
                                             limited partnership units in the Wyndham partnership. Because we have granted one right for each share of class A common stock, 0.95 rights for each limited partnership unit of the Patriot partnership and 0.05 rights for each limited partnership unit of the Wyndham partnership held, we granted in the aggregate ________________ rights. As a result, because we are offering 3,000,000  shares in this rights offering, you must exercise _____ rights to acquire one share of series A preferred stock.

Purchase Price.............................  $100.00 per share of series A preferred stock, payable in cash.

Terms of Our Series A
  Preferred Stock..........................  Our series A preferred stock will have the following terms, among others:

                                             .  dividends payable quarterly, on a cumulative basis, at a rate of
                                                9.75% per year (the first quarterly dividend payment will be pro rated based on the portion of the first quarterly dividend period that the series A preferred stock is actually outstanding);

                                             .  through June 30, 2005, the dividends are structured to ensure a fixed cash dividend payment of $2.925 per year for each share of series A preferred stock; therefore, for that period, dividends are payable partly in cash and partly in additional shares of Series A preferred stock, with the cash component initially equal to approximately 30% for the first dividend and declining over the period to approximately 19.8% for the final dividend in year six;

                                             .  from June 30, 2005 through June 30, 2009, dividends are payable in cash or additional shares of series A preferred stock as determined by our Board of Directors;

                                             .  after June 30, 2009, dividends are payable only in cash;

                                             .  if any dividends (other than dividends payable in additional shares of class A common stock) are paid on our class A common stock, additional dividends will be paid in the amount that would have been paid on the shares of our class A common stock into which the series A preferred stock is then convertible;

                                             .  if a change in control or a liquidation of us occurs on or before June 30, 2005, any dividends remaining for the period will be accelerated and paid;

                                             .  not redeemable by us on or before June 30, 2005;

                                             .  voting rights as specified by law; and

                                             .  convertible, at the holder's option, into a number of shares of our class A common stock equal to $100.00 divided by the conversion price, initially equal to $8.59 but subject to potential downward adjustments.

Reasons for this Offering..................  We agreed to conduct this offering to settle class action litigation relating to the recent $1 billion equity investment in our series B preferred stock and our related restructuring in accordance with our right to conduct a single rights offering under the terms of the purchase agreement related to the $1 billion equity investment. On _________, 1999, we entered into a
                                             stipulation of settlement agreement with the other parties to this litigation to settle this litigation. On ________, 1999, the court issued an order approving the stipulation of settlement agreement.
                                             For more information on our reasons for this offering, please see page 18.

Use of Proceeds............................  We will use the proceeds from this offering to redeem a portion of the series B preferred stock.

Basis for Purchase Price...................  The purchase price was agreed upon by the parties to the litigation initiated in connection with our recent restructuring. Our Board of
                                             Directors also approved the purchase price.

No Board or Committee
Recommendation.............................  Neither our Board of Directors nor any committee of our Board makes any recommendation to you regarding the exercise of rights under this offering.

Participation or Trading by Officers,
 Directors and Investors...................  Our officers and directors and their respective affiliates, as well as the investors who purchased our series B preferred stock, may buy, exercise or sell rights.

Conditions to the Rights Offering..........  The following conditions must be met or waived before the rights offering can be completed:

                                             .  there must be no pending court order, motion, legal proceeding or other action to enjoin, prevent or delay this offering;

                                             .  this offering and the redemption of a portion of the series B preferred stock with the proceeds from this offering must be completed on or before December 17, 1999; and

                                             .  the court must enter a final court order and judgment approving the stipulation of settlement agreement.

Transferability of Rights..................  The rights are transferable. We do not intend to list the rights on any exchange. We cannot assure you as to whether a trading market for the rights will develop. We provide no assurance that you will be able to transfer or sell your rights or as to the price that you may transfer or sell your rights.

No Revocation..............................  If you exercise any rights, you are not allowed to revoke or change the exercise or request a refund of monies paid.

Subscription Agent.........................  ChaseMellon Shareholder Services, L.L.C.

Information Agent..........................  ChaseMellon Shareholder Services, L.L.C.
                                             Telephone: (888) 224-2475.

Procedure for Exercising Rights............  To exercise rights, you must complete the subscription warrant and deliver it to ChaseMellon with full payment for the rights you elect to exercise. ChaseMellon must receive the proper forms and payments on or before the expiration date. You may deliver the documents and payments by mail or commercial courier. If you use regular mail for this purpose, we recommend using insured, registered mail. You may use an alternative "Guaranteed Delivery
                                             Procedure" if you are unable to deliver the subscription warrant before the expiration date. There are, however, certain
                                             requirements of this procedure. Please see "Special Procedure under 'Notice of Guaranteed Delivery' Form" beginning on page 21 for further information on this procedure.

Payment Adjustments........................  If you send a payment that is insufficient to purchase the number of shares requested, or if the number of shares requested is not specified in the forms you return, ChaseMellon will apply the payment

                                             received to exercise rights to the extent of the payment.
                                             If your payment exceeds the purchase price for the full exercise of rights, ChaseMellon will refund that excess as soon as practicable.
                                             We will not pay interest on any payments received in this offering.

Nominee Accounts...........................  If you wish to purchase shares in this offering and your class A common stock is held by a securities broker, bank, trust company or other nominee, you should promptly contact those record holders and request that they exercise rights on your behalf. You may also contact the nominee and request that the nominee send a separate subscription warrant to you.

                                             If you are a record holder who wishes an institution such as a broker or bank to exercise your rights for you, you should contact that institution promptly to arrange that method of exercise. If you are a nominee that desires subscription warrants re-issued in smaller denominations, you must act promptly under special procedures described under "How to Transfer Your Rights" beginning on page 23.

                                             You are responsible for the payment of any fees that brokers or other persons holding your class A common stock may charge.

Exercise by Foreign and Certain
  Other Stockholders.......................  ChaseMellon will hold subscription warrants for holders of our class A common stock or holders of limited partnership units in the Patriot partnership or the Wyndham partnership having addresses outside the United States. In order to exercise rights, these holders must notify ChaseMellon and timely follow the other procedures discussed in this prospectus on or before the expiration date.

U.S. Income Tax Consequences...............  For United States federal income tax purposes, we believe that you may recognize taxable income upon receiving rights depending on their characterization, but that you will not recognize taxable income upon exercising rights. You should, however,  consult your own tax adviser concerning the tax consequences of this offering under your own tax situation. This prospectus does not summarize tax consequences arising under state tax laws, non-U.S. tax laws, or any tax laws relating to special tax circumstances or particular types of taxpayers. For further information on tax consequences, please see page 25.

Stock Certificates.........................  We will deliver stock certificates representing shares of our series A preferred stock to those who purchase shares by exercising rights as soon as practicable after the expiration date.

Amendment, Extension and
  Termination..............................  We will hold open our rights offering until the expiration date. We may extend the expiration date. However, we may not amend or withdraw our rights offering.

Where You Can Find More Information

     We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at its public reference rooms in

Washington, D.C., New York, New York and Chicago, Illinois. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov. In addition, our SEC filings are also available from the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     We filed a registration statement on Form S-3 to register with the SEC the shares of our series A preferred stock to be offered hereby and the shares of our class A common stock that our series A preferred stock may be converted into. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus.

     We incorporate by reference the documents listed below and, until this offering has been completed, any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     1. Annual Report on Form 10-K (as amended on May 10, 1999, May 24, 1999, and May 28, 1999) of Patriot American Hospitality, Inc. and us for the year ended December 31, 1998;

     2. Quarterly Report on Form 10-Q of Patriot and us for the three months ended March 31, 1999;

     3. Current Reports on Form 8-K of Patriot and us dated: (1) January 5, 1998 (filed January 13, 1998); (2) February 9, 1998 (filed February 12, 1998); (3) March 23, 1998 (filed March 30, 1998); (4) April 2,
          1998 (filed April 8, 1998); (5) April 20, 1998 (filed April 22, 1998);
          (6) May 27, 1998, as amended (filed May 27, 1998 and May 28, 1998);
          (7) June 2, 1998, as amended (filed June 17, 1998, August 6, 1998 and March 26, 1999); (8) November 9, 1998, as amended (filed November 9, 1998 and November 10, 1998); (9) November 30, 1998 (filed November 30,
          1998); (10) December 16, 1998 (filed December 16, 1998); (11) December
          16, 1998 (filed December 18, 1998); (12) December 20, 1998 (filed
          December 22, 1998); (13) January 29, 1999 (filed February 4, 1999);
          (14) February 16, 1999 (filed February 16, 1999); (15) March 2, 1999
          (filed March 2, 1999); (16) February 26, 1999 (filed March 3, 1999);
          (17) March 26, 1999 (filed March 26, 1999); (18) March 26, 1999, as amended (filed on March 29, 1999, May 10, 1999 and May 24, 1999); (19)
          June 29, 1999 (filed July 12, 1999); (20) June 30, 1999 (filed July
          13, 1999);

     4. The description of our class A common stock, which is contained in our Registration Statement on Form 8-A/A, dated August 11, 1999; and

     5. The description of our series C junior preferred stock purchase rights, which is contained in our Registration Statement on Form 8-A/A, dated August 11, 1999.

     You may request free copies of these filings by writing or telephoning us at the following address:

             Wyndham International, Inc.
             1950 Stemmons Freeway
             Suite 6001
             Dallas, Texas 75207
             Attn: Shareholder Relations
             (214) 863-1000

     You should rely on the information incorporated by reference or provided in this prospectus. We have authorized no one to provide you different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                              RECENT DEVELOPMENTS

     On June 30, 1999, we consummated the $1 billion equity investment in our new series B convertible preferred stock and our related restructuring. With respect to this investment, investors including affiliates of Apollo Real Estate Management III, L.P., Apollo Management IV, L.P., Thomas H. Lee Equity Fund IV, L.P., Beacon Capital Partners, L.P., and Strategic Real Estate Investments I, LLC purchased for $1 billion in cash shares of our series B preferred stock representing 41% of the voting power of our capital stock then outstanding. In connection with this investment, we restructured our existing organization. Patriot American Hospitality, Inc. became a wholly-owned subsidiary of us and the pairing agreement between Patriot and us was terminated. In addition, Patriot's status as a real estate investment trust terminated effective January 1, 1999, and Patriot became a taxable corporation as of that date. As a result of the termination of Patriot's REIT status, we will take a one-time accounting charge of approximately $675 million relating to a deferred tax liability. As part of this investment, the following, among other things, also occurred on June 30, 1999:

     . we entered into a new $1.8 billion senior credit facility with The Chase Manhattan Bank consisting of: $1.3 billion in term loans with a term expiring on June 30, 2006 and a $500 million revolving credit facility with a term expiring on June 30, 2004;

     . we entered into a $650 million increasing rate loan facility maturing June 30, 2004 with The Chase Manhattan Bank and The Bear Stearns Companies, Inc.;

     . we entered into (1) a $346 million mortgage loan with Bear, Stearns Funding, Inc. secured by a first lien on 25 of our hotel properties, and
        (2) a $235 million mortgage loan with Lehman Brothers Holding, Inc. secured by a first lien on 10 other of our hotel properties;

     . we used proceeds from the $1 billion equity investment to settle all forward equity contracts in cash;

     . we retired or refinanced all of our bank debt that existed immediately before we consummated this investment; and

     . our Board of Directors was restructured to consist of eight "class A" directors designated by our Board members who were serving immediately before we consummated this investment, eight "class B" directors designated by the investors, and three "class C" directors agreed upon by our Board members serving immediately before the investment and the investors.

     In addition, in May, 1999, we hired Richard Mahoney as Chief Financial Officer and, on July 12, 1999, we hired Fred J. Kleisner as President and Chief Operating Officer. Messrs. Mahoney and Kleisner together have more than 35 years of experience in the hotel industry. Mr. Kleisner most recently served with Starwood Hotels and Resorts Worldwide, Inc. where he directed operations for all the Starwood Hotel Group brands in North America, Central America, South America, Hawaii and the Caribbean. Mr. Mahoney previously served as executive vice president and chief operating officer of Starwood's gaming division and before that as chief financial officer of Westin Hotels & Resorts.

     On June 14, 1999, we announced our intention to sell the 11 historic styled hotels of Arcadian International Limited based in the United Kingdom. We also plan to sell our European development properties. Since June 14, 1999, we have actively publicly marketed these assets. However, we cannot assure you that we will obtain terms satisfactory to us in order to complete the sales of these assets or that any proposed sale of these assets, if completed, will result in either a profit or a loss against the recorded book value of these assets.

     We are currently exploring ways to strengthen our competitive position by capitalizing on the financial and operating flexibility provided by our restructuring. Our growth strategy will focus on upgrading existing properties, maximizing our portfolio mix, including exploring strategic divestitures, and maximizing the value of the Wyndham brand. We believe that if our strategic initiatives are successful, we will enhance stockholder value. However, we cannot assure you that any or all of these initiatives will be successful.

                                 RISK FACTORS

     You should carefully consider the risks described below and the other information in this prospectus before deciding to purchase series A preferred stock in this offering. Our series A preferred stock is subject to significant investment risks. Many factors, including the risks described below, could cause our operating results to be different from our expectations and plans.

Risks Relating to Our Rights Offering

     Dilution. Holders of our class A common stock or limited partnership units in the Patriot partnership or the Wyndham partnership who do not exercise their rights will not acquire shares of our series A preferred stock. Thus, they will beneficially own a smaller percentage of our outstanding class A common stock when compared to the other holders of our class A common stock or limited partnership units who exercise their rights. However, because we will use the cash proceeds of this offering to repurchase shares of the investors' series B preferred stock, you will still beneficially own the same percentage of our class A common stock when compared to all beneficial owners of our class A common stock, even if the investors acquire rights in the open market and whether or not they choose to exercise them.

     Stock Market Risks.  We do not intend to list the rights on an exchange.
We do not know the extent to which a trading market will develop for the rights, how liquid that market might be, or the price at which the rights may trade. Future prices of our capital stock may be affected positively or negatively by our future revenues and earnings, changes in estimates by analysts, our ability to meet analysts' estimates, speculation in the trade or business press about us, and overall conditions affecting our industry, general economic trends and the stock market. We cannot assure you that the purchase price set by this offering will remain below any trading prices of our series A preferred stock, or that trading prices of our series A preferred stock or our class A common stock will not decline during or after this offering.

     The $100 purchase price for our series A preferred stock was agreed to by the parties to the litigation related to the investors' $1 billion equity investment in our series B preferred stock and our related restructuring. The trading price of our series A preferred stock will most likely be based on the market price of the underlying class A common stock and the value given to the dividend rights and other rights and preferences of our series A preferred stock. As of __________, 1999, the closing price per share of our class A common stock was $_____. Therefore, if the market price of our class A common stock does not increase, our series A preferred stock may trade, if at all, at a price that is less than the $100 per share purchase price you will pay.

     There is currently no public market for our series A preferred stock. We intend to apply for listing of our series A preferred stock on the ____________. We cannot assure you that our series A preferred stock will meet the requirements for listing. Even if our series A preferred stock is listed on the _______________, we do not know if a public market for this stock will develop, how liquid any market may be, or the price at which this stock may trade.

     No Revocation. You are not allowed to revoke or change your exercise of rights after you send in your subscription forms and payment. If certain conditions to this offering are not met and it is canceled, we will only refund payments actually received, without interest.

     Need to Act Promptly and Follow Subscription Instructions. If you wish to purchase series A preferred stock in this offering or to transfer or sell your rights, you must act promptly to ensure that all of your required forms and payments are actually received by ChaseMellon before the expiration date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction, ChaseMellon may, depending on the circumstances, reject your subscription or accept it to the full extent of the payment received. Neither we nor ChaseMellon undertake to contact you concerning, or to attempt to correct, an incomplete or incorrect subscription form. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

     Risk of Personal Checks. If you pay for series A preferred stock by personal check, it must clear before the expiration date. The check clearing process may take five or more business days.

     Delay in Ability to Resell Shares. If you exercise rights, you cannot resell your series A preferred stock until you (or your broker or other nominee) have received a stock certificate for that stock. Although we will attempt to issue the appropriate certificates as soon as practicable after we complete this offering, there may be some delay between the expiration date and the time we issue new stock certificates.

Influence by New Investors

     As a result of their $1 billion investment in our series B preferred stock, as of June 30, 1999, the investors held approximately 41% of the voting power of our capital stock. The investors are entitled to vote on all matters voted on by the holders of our capital stock except that special rules apply in the case of the election of directors under which the holders of our class A common stock effectively control the election of the class A directors. Each share of our series B preferred stock held by the investors entitles the holder to cast the same number of votes as the holder would have been able to cast if its shares were converted into our class B common stock. On this "as converted" basis, the investors held as of June 30, 1999 approximately 41% of the voting power of our capital stock. Because a portion of dividends paid to the investors on their series B preferred stock is to be paid in additional shares of series B preferred stock, assuming we issue no other voting shares and without taking into account any redemption of series B preferred stock with the cash proceeds from this offering, the "as converted" voting power of the investors would rise to approximately 52% by June 30, 2005. As part of their investment, however, the investors agreed not to acquire or hold, at any time before June 30, 2005, any shares of our common stock or any securities convertible into our common stock, except by conversion of their series B preferred stock and other exceptions. Also, the investors' voting power would be reduced to approximately 29% immediately following this offering, and 36% by June 30, 2005, if this offering is completed in full and the proceeds are used to redeem $300 million of the investors' series B preferred stock. The investors are not prohibited from purchasing rights in the market or from exercising such rights or allowing them to expire. To the extent the investors do so, their equity interest in us will not decrease.

     As of the date of this prospectus, the investors are entitled to appoint eight of 19 members of our Board of Directors. The investors also have the right to vote with the holders of our class A common stock on an "as converted" basis for the election of three additional directors. The investors therefore have significant influence over the election of our directors.

     The investors' influence may have the effect of discouraging a third party from making an acquisition proposal for us and, consequently, may delay or prevent a future change of control of us. In addition to their significant voting power discussed above, the investors have special voting rights concerning amendments to our certificate of incorporation affecting Board composition, voting rights of stockholders and indemnification of stockholders and directors. The investors also have special voting rights on amendments to our shareholders rights plan and special approval rights over "change of control" transactions. Upon a change of control, the investors may either redeem for cash or convert for our class B common stock all of their series B preferred stock, together with all dividends that would have been paid through June 30, 2005. All accelerated dividends would be treated as if they were paid solely in the form of additional shares of series B preferred stock rather than cash.

We have substantial debt obligations; we may incur additional indebtedness; most of our debt bears interest at a variable rate

     As of June 30, 1999, our outstanding debt was approximately $3.5 billion and our ratio of debt to total stockholders' equity was approximately 153%. Our aggregate outstanding debt includes the following:

     .  Senior Credit Facility. We have a senior credit facility comprised of
        (1) term loans in an aggregate principal amount of $1.3 billion expiring on June 30, 2006, and (2) a revolving loan facility in an aggregate principal amount of up to $500 million expiring on June 30, 2004. As of June 30, 1999, we had borrowed $50 million under the revolving loan facility. The senior credit facility is guaranteed by our domestic subsidiaries and secured by pledges of our equity interests and the equity interests of our subsidiaries.

     . Increasing Rate Loans. We have an increasing rate loan facility in the aggregate principal amount of $650 million which expires on June 30, 2004. The lenders under the increasing rate loans receive the benefit of the same guarantees and pledges of security provided under the senior credit facility.

     . New Mortgage Debt. On June 30, 1999, we closed on a $346 million mortgage loan secured by first liens on 25 of our hotel properties located throughout the United States and closed on a $235 million mortgage loan secured by first liens on 10 other of our hotel properties located throughout the United States. A separate special purpose entity subsidiary of ours owns each of the hotel properties subject to the liens.

     . Other Mortgage Debt. As of June 30, 1999, we had outstanding $907.1 million of other mortgage and secured debt. The mortgage debt has a weighted average interest rate of 7.91% and a weighted average remaining life of 5.2 years. This mortgage debt is secured by 48 of our properties.

     We also may borrow additional amounts from the same or other lenders in the future, may assume debt in connection with acquisitions, or may issue corporate debt securities in public or private offerings. Our organizational documents do not limit the amount of indebtedness we may incur. However, our ability to borrow under the revolving credit facility is subject to our compliance with a number of customary financial and other covenants, including total leverage and interest coverage ratios. Our inability to borrow under the revolving credit facility could adversely affect our ability to fund operations or expand our business. Further, substantially all of our debt bears interest at a variable rate. Economic conditions could result in higher interest rates, which could increase debt service requirements on variable rate debt. Our debt service requirements will require the use of a substantial portion of our operating cash flow to pay interest on our debt instead of for other corporate purposes.

     There can be no assurance that we will be able to meet our debt service obligations and, to the extent that we cannot, we may lose some or all of our assets, including hotel properties. Adverse economic conditions could cause the terms on which we borrow to worsen. Those circumstances, if we are in need of funds to repay indebtedness, could force us to liquidate one or more investments in properties at times that may not permit realization of the maximum return on those investments.

     The foregoing risks associated with our debt obligations may inhibit our ability to raise capital in both the public and private markets and may have a negative impact on our credit rating.

We have grown rapidly and have acquired new businesses, which requires us to integrate operations

     We have recently experienced a period of rapid growth. We are responsible for the management and operation of several new businesses, including direct hotel management, and branding and franchising, which previously were not part of our operations. In addition, we may acquire other new businesses in the future. The integration of departments, systems and procedures presents a significant management challenge, and the failure to integrate new acquisitions into existing management and operating structures could have a material adverse effect on our results of operations and financial condition.

Hotel Industry Risks

     Operating Risks. Our primary business is buying, selling, leasing and managing hotels. This business is subject to operating risks common to the hotel industry, including:

     . competition for guests from other hotels, a number of which may have greater marketing and financial resources and experience than us and our hotel management companies;

     . increases in operating costs due to inflation and other factors, which may not be offset by increased room rates;

     . dependence on business and commercial travelers and tourism, which may fluctuate and be seasonal;

     . increases in energy costs and other travel expenses, which may deter travelers; and

     .  adverse effects of general and local economic conditions.

     These factors could adversely affect our ability to generate revenues and our financial condition and results of operations.

     We may be unable to obtain or transfer necessary operating licenses in hotel acquisitions. When we acquire hotels or hotel operating companies, we may be unable to transfer certain operating licenses or obtain new licenses in a timely manner, such as food and beverage licenses. Although hotels can sell alcoholic beverages under interim licenses or licenses obtained before we acquire them, there can be no assurance that these licenses will remain in effect until we (or the hotel management company) obtain new licenses. If a hotel fails to have a food and beverage license or other operating licenses, this failure would adversely affect the hotel's ability to generate revenues and could adversely affect our financial condition and results of operations.

     Hotel Renovation Costs and Capital Expenditures. In general, hotels have an ongoing need for renovations and other capital improvements, particularly in older structures, including periodically replacing or refurbishing furniture, fixtures and equipment. Under the terms of participating leases, we must establish a reserve to pay for certain capital expenditures and for periodically replacing or refurbishing furniture, fixtures and equipment. If capital expenditures exceed our expectations, this excess would have an adverse effect on our available cash. In addition, we may acquire hotels that require significant renovation. When we renovate hotels, we incur risks, including the risk of environmental problems, construction cost overruns and delays, uncertainties as to market demand after we renovate, market demand deterioration after we begin renovating, and unanticipated competition emerging from other hotels.

     Competition For Hotel Acquisition Opportunities. We may be competing for hotel acquisition opportunities with entities that have substantially greater financial resources. These entities may generally be able to accept more risk than we can prudently manage, including risks of a hotel operator's creditworthiness or a target hotel's geographic location. Competition may generally reduce the number of hotel acquisition opportunities that we believe suitable.

     Seasonality. The hotel industry is seasonal in nature. Revenues at certain hotels are greater in the first and second quarters of a calendar year and at other hotels in the second and third quarters of a calendar year. Seasonal variations in hotel revenues may cause quarterly fluctuations in our operating revenues.

Real Estate Risks

     General Risks. Our ability to generate revenues from our hotels may be adversely affected by risks common to the ownership, lease or operation of real property, including:

     .  changes in national economic conditions;

     . changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics;

     .  changes in interest rates;

     .  changes in the availability, cost and terms of mortgage funds;

     . the impact of present or future environmental legislation and compliance with environmental laws;

     . the ongoing need for capital improvements, particularly in older structures;

     .  changes in real estate tax rates and other operating expenses;

     .  adverse changes in governmental rules and fiscal policies;

     .  adverse changes in zoning laws;

     .  civil unrest;

     . acts of God, including earthquakes and other natural disasters (which may result in uninsured losses); and

     .  other factors that are beyond our control.

     Value and Illiquidity of Real Estate. Real estate is a relatively illiquid asset. Therefore, our ability to respond to changes in economic and other conditions will be limited. If we must sell a property, there can be no assurance that we will be able to dispose of it in the time period we desire or that the sales price of any property will equal or exceed the amount of our initial investment in the property.

     Property Taxes. Our properties are subject to real property taxes. The real property taxes on our properties may increase or decrease as property tax rates change and as the value of the properties are assessed or reassessed by taxing authorities. Increases in property taxes may adversely affect our financial condition and results of operations.

     Consents of Ground Lessors Required For Sale of Certain Hotels. Some of our properties are subject to ground leases with third party lessors. In addition, we may acquire properties in the future that are subject to ground leases. If we wish to sell a property that is subject to a ground lease or wish to assign our leasehold interest in the ground lease, we may need the consent of third party lessors. As a result, we may not be able to sell or assign our interest in these properties without the consent of these lessors.

     Environmental Matters. Our operating costs may be affected by the cost of complying with existing and future environmental laws, ordinances and regulations. Under various federal, state and local environmental laws, ordinances and regulations, we may be liable for the costs of removing or remediating hazardous or toxic substances on, under, or in real property currently or previously owned or operated by us. These laws often impose liability whether or not we knew of, or were responsible for, the presence of hazardous or toxic substances. In addition, our ability to borrow by using real property as collateral may be adversely affected by the presence of hazardous or toxic substances, or the failure to remediate the property properly. By arranging for the transportation, disposal or treatment of hazardous or toxic substances, we may also be liable for the costs of removing or remediating these substances at the disposal or treatment facility, even if we never owned or operated the disposal or treatment facility. We could be held liable under environmental laws used to impose liability for releases of hazardous materials, including asbestos-containing materials, into the environment. Third parties may seek recovery from us for personal injuries associated with exposure to hazardous materials on real property owned or operated by us. Environmental laws may also impose restrictions on the manner in which we may use or transfer a property or in which we operate our business on a property. In connection with our hotels, we may be potentially liable for any environmental costs. The cost of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could materially adversely affect our results of operations and financial condition. Qualified independent environmental engineers have conducted Phase I environmental site assessments on substantially all of our properties. The purpose of these environmental assessments was to identify potential sources of contamination for which any of our properties may be responsible and to assess the status of environmental regulatory compliance. The environmental assessments have not revealed any environmental liability or compliance concerns that we believe would have a material adverse effect on our business, assets, results of operations or liquidity, nor are we aware of any environmental liability or compliance concerns. Nevertheless, these environmental assessments may not have revealed all environmental liabilities or compliance concerns. Also, there may be material environmental liabilities or compliance concerns of which we are currently unaware. We have not been notified by any governmental authority, and we have no other knowledge of, any material noncompliance, liability or claim relating to hazardous or toxic substances or other environmental substances in connection with any of our properties.

     Uninsured and Underinsured Losses. Each of the leases with third parties specifies comprehensive insurance to be maintained on each of the applicable leased hotels, including liability, fire and extended coverage. We believe this specified coverage is of the type and amount customarily obtained for hotels. Leases for subsequently acquired hotels will contain similar provisions. However, there are certain types of losses, generally of a catastrophic nature such as earthquakes and floods, that may be uninsurable or not economically insurable. Our Board of Directors and management will use their discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to maintaining appropriate insurance coverage on our investments at a reasonable cost and on suitable terms. This may result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or current replacement cost of the lost investment. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it impractical to use insurance proceeds to replace the property after it has been damaged or destroyed. Under these circumstances, the insurance proceeds received might not be adequate to restore our economic position with respect to the damaged property.

     Acquisition and development risks. We currently intend to pursue acquisitions of additional hotels and hotel operating companies and, under appropriate circumstances, may pursue development opportunities. Acquisitions entail risks that the acquired hotels or hotel operating companies will fail to perform according to our expectations or that our cost estimates to market, acquire and operate properties will prove inaccurate. In addition, hotel development is subject to other risks, including risks of construction delays or cost overruns that may increase project costs, new project commencement risks such as receiving zoning, occupancy and other required governmental approvals and permits, and incurring development costs for projects that are not pursued to completion.

     We depend on management contracts. We manage hotels for third party owners pursuant to management contracts. These contracts may be acquired, terminated, renegotiated or converted to franchise agreements in the ordinary course of our business. As of the date of this prospectus, the average remaining term of our management contracts was approximately 9.5 years. However, the hotel property owner may terminate these management contracts if we fail to meet certain performance standards, if the property is sold to a third party, if the owner defaults on indebtedness encumbering the property, upon a foreclosure of the property, closing of the property and certain business combinations involving us in which our name or current management team does not survive.

     There can be no assurance that we will be able to replace terminated management contracts, or that the terms of renegotiated or converted contracts will be as favorable as the terms that existed before such renegotiation or conversion. We also will be subject to the risk that a hotel property owner will be unable to pay management fees to us. In addition, in certain circumstances, we may be required to make loans to or capital investments in hotel properties in connection with management contracts. If any of these hotel properties suffers poor operating results or if we lose our management contract, we may not recover our loan or capital investment.

Risks of Operating Hotels under Franchise or Brand Affiliations

     We operate some of our hotels under franchise or brand affiliations. In addition, we may acquire hotels in the future which are operated under franchise or brand affiliations. Each franchised hotel must meet specified operating standards and other terms and conditions to continue its franchise license. The continued use of a brand generally depends upon the continuation of the management agreement related to that hotel with the hotel's management entity. Franchisors typically inspect licensed properties periodically to confirm adherence to operating standards. Actions by us, our affiliates or the hotel management entities could cause a breach of these standards or other terms and conditions of a franchise license or the loss or cancellation of a franchise license. It is possible that a franchisor could condition the continuation of a franchise license on the completion of capital improvements which our Board of Directors determines are too expensive or otherwise unwarranted in light of general economic conditions or the operating results or prospects of the affected hotel. In that event, our Board of Directors may elect to allow the franchise license to lapse which could result in our incurring significant termination costs. If a franchise or brand affiliation is terminated for any reason, we may try to obtain a suitable replacement franchise or brand affiliation, or to operate the hotel independent of a franchise or brand affiliation. If we lose a franchise or brand affiliation, we will lose the associated name recognition, marketing support and centralized reservation systems provided by the franchisor or brand owner. This loss could adversely affect the value of the hotel and our results of operations.

Risks Relating to Gaming Operations

     Regulation of Gaming Operations.    We own and operate several casino
gaming facilities at some of our hotels, including El San Juan, El Conquistador, Condado Plaza and Old San Juan in Puerto Rico. Each of these gaming operations is subject to extensive licensing, permitting and regulatory requirements administered by various governmental entities.

     Typically, gaming regulatory authorities have broad powers related to the gaming operations licenses. They may revoke, suspend, condition or limit our gaming approvals and licenses, impose substantial fines and take other actions, any of which could have a material adverse effect on our business and the value of our hotel/casinos. Our directors, officers and some key employees are subject to licensing or suitability determinations by various gaming authorities. If any of those gaming authorities were to find someone unsuitable, we would have to sever our relationship with that person.

     Risks Associated with High-End Gaming. The high-end gaming business is more volatile than other forms of gaming. Fluctuations in customers' high-end gaming activities could have an adverse impact on our financial condition and results of operations. In addition, a significant portion of our table gaming is attributable to a relatively small number of international customers. If the most significant of these customers reduces or quits his or her gaming, it could have an adverse effect on our financial condition and results of operations.

Year 2000 Compliance

     Many computer systems were not designed to interpret any dates beyond 1999, which could lead to business disruptions in the United States and internationally. We recognize the importance of minimizing the number and seriousness of any disruptions that may occur as a result of the Year 2000 issue and have adopted an extensive compliance program. Our compliance program involves three major program areas:

     .  corporate information technology infrastructure and reservation systems;

     . other electronic assets, which include automated time clocks; point-of-sale systems; non-information technology systems, such as embedded technologies that operate fire-life safety systems, phone systems, energy management systems; and other similar systems; and

     .  third parties with whom we conduct business.

     We are applying a three phase approach to each program area:

     . Inventory Phase -- identify systems and third parties that may be affected by the Year 2000 issue

     . Assessment Phase -- prioritize the inventoried systems and third parties, assess their Year 2000 readiness, and plan corrective actions

     . Remediation Phase -- implement corrective actions, verify implementation, and formulate contingency plans

     We engaged a consulting firm to conduct the inventory and assessment phases of our compliance program. We have completed inventory and assessment phases with respect to our corporate information technology infrastructure and reservation systems. We have also completed the inventory and assessment phases with respect to the information technology and other electronic assets that are located in our hotels, other than some of the hotels which are either managed, but not owned, by us or owned, but not leased or operated, by us (the "third party compliance hotels"). Based on those assessments and working with our consultants, we determined which systems were not Year 2000 compliant and developed appropriate remediation plans.

     We are implementing the necessary work to remediate those systems at our owned and leased hotels, and have completed 80 percent of that work. We engaged a consulting firm to provide support and additional skills to help us remediate those systems in sufficient time for testing and any necessary modifications.

     Of the 93 third party compliance hotels that were not acquired in the merger with Interstate Hotels (the "Interstate merger"), we have assessed 66 of them as part of our compliance program and we have begun to implement remediation plans at 52 of them. The owners of the other 14 third party compliance hotels that we assessed have to date neither taken any necessary corrective action that we identified in our assessment nor authorized us to take any such action on behalf of the owners. Of the 27 third party compliance hotels that we have not assessed, the owners of 20 of them have informed us that they completed their own assessments. We continue to monitor the Year 2000 readiness status of the third party compliance hotels and have reminded the owners of the importance of making the hotels Year 2000 compliant in time to permit adequate testing. We are surveying the Year 2000 compliance of the hotels that are franchised under the Wyndham brand but not managed by us, and have informed the owners of those hotels of the appropriate standards to make the equipment operating our systems Year 2000 compliant. However, because the third party compliance hotels and franchised hotels are not under our control, we must rely on information provided by those owners or operators, and we will not be able to test the assessment or remediation effected by third parties at the third party compliance hotels or the franchised hotels.

     As of the date of this prospectus, we expect to expend approximately $34 million in connection with Year 2000 issues. As of June 30, 1999, we had incurred $2.0 million in connection with the inventory and assessment phases of our compliance program and $9.9 million to remediate our systems. However, our anticipated expenditures may increase as we complete our remediation plans.

     We do not expect to bear any of the costs related to the inventory, assessment and remediation of third party compliance hotels acquired in the Interstate merger. As part of the settlement of litigation arising out of the Interstate merger, we agreed to contribute to a new company management of these third party compliance hotels, and then dispose of substantially all of that new company's stock by means of a spin-off to our stockholders or otherwise. That spin-off is now complete.

     We have identified the vendors and service providers that are critical to our businesses and have requested those parties to provide information concerning their Year 2000 compliance and remediation efforts. We have received responses from 55 percent of those parties as of June 30, 1999. We are continuing to seek additional information from the parties that did not respond or did not provide sufficient information. We cannot guarantee that all vendors or service providers will comply with our requests. Also, we must rely on the information provided by the third parties and will not be able to test their Year 2000 compliance. As a result, we may not be able to accurately determine whether they are Year 2000 compliant. Based on preliminary responses, we believe that our most critical vendors and service providers will not cause our operations to be materially disrupted as a result of Year 2000 issues. During the remainder of 1999, we intend to determine the extent to which we will be able to replace vendors and service providers that are expected to be non-compliant. Due to the lack of alternate sources, however, in most instances we will be required to remain with non-compliant vendors or service providers. As we identify the non-compliant vendors and service providers, we will then determine appropriate contingency plans.

     We believe that our current compliance program will allow us sufficient time to identify which of our systems and other electronic assets are not Year 2000 compliant and to effect the necessary remediation to avoid substantial problems arising from Year 2000 induced failures. We believe that our reprogramming, upgrading and systems replacements will be implemented by the end of the third quarter of 1999. We believe that this should provide us adequate time to further correct any problems that did not surface during the implementation and testing of those systems. However, some vendors and the owners or operators of the third party compliance hotels may not comply with their present schedules, which could affect our timing and remediation efforts generally. If we are not successful in implementing our Year 2000 compliance plan, we may suffer a material adverse impact on our financial condition and results of operations.

     In addition to those systems within our control and the control of our vendors and suppliers, there are other systems that could have an impact on our businesses and which may not be Year 2000 compliant by January 1, 2000. These systems could affect the operations of the air traffic control system and airlines or other segments of the lodging and travel industries, or the economy and travel generally. In addition, these systems could affect the third party compliance hotels or the hotels franchised under our brands whose owners and operators are implementing their own compliance programs. These systems are outside of our control or influence and their compliance may not be verified by us. However, these systems could adversely affect our financial condition or results of operation.

     We are continuing to develop contingency plans to address potential Year 2000 induced failures. Because we have no control over third party assessment and remediation efforts, our contingency planning is focused on third party caused disruptions. We are developing our plans on our belief that the consequences of Year 2000 induced failures will be local in nature. Our plans will be based on existing contingency plans for operations during storms and other natural disasters. While each hotel is developing a contingency plan, any disruption in utilities or other key local services could have the effect of disrupting operations of several hotels located in the affected geographic area. As part of our contingency planning, we are evaluating our continued management of the third party compliance hotels that do not become Year 2000 compliant. We expect to complete our initial contingency plans in October 1999.

                   UNCERTAINTY OF FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements. The words "believe," "expect," "anticipate," "intend," "estimate," and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. These statements include statements regarding our intent, belief or current expectations. You are cautioned that any forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that may cause our actual results to differ materially from the results discussed in the forward-looking statements. In addition to those factors discussed under "Risk Factors," other factors that could cause actual results to differ materially from those indicated by the forward-looking statements are:

     .  the impact of general economic conditions in the United States;

     .  industry conditions, including competition;

     .  capital expenditure requirements;

     .  legislative or regulatory requirements; and

     .  access to capital markets.

     Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected or projected. The forward-looking statements reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. You should specifically consider the various factors identified in this prospectus and the documents incorporated by reference herein which could cause actual results to differ.

                                USE OF PROCEEDS

     We will use any net cash proceeds that we receive in this offering to redeem shares of our series B preferred stock.

                              THE RIGHTS OFFERING

Reasons for the Rights Offering

     On January 12, 1999, a purported class action lawsuit was filed on behalf of our stockholders and the stockholders of Patriot in the Delaware Chancery Court. The lawsuit, captioned Charles Fraschilla v. Paul A. Nussbaum, et al., No. 16895NC, names as defendants the former directors of Patriot, as well as the investors. The lawsuit alleges that the directors breached their fiduciary duties to Patriot's stockholders by "effectively selling control" of Patriot to the investors for inadequate consideration and without having adequately considered or explored all other alternatives to this sale or having taken steps to maximize stockholder value. The lawsuit also alleges that the investors aided and abetted the directors in their purported breaches of fiduciary duty. The plaintiffs sued seeking an unspecified amount of monetary damages from the directors as well as an injunction preventing the completion of the $1 billion equity investment. On January 19, 1999, three nearly identical purported class action lawsuits were filed in the same court on behalf of different purported class representatives: (1) Sybil R. Meisel and Steven Langsam, Trustees, No. 16905NC; (2) Crandon Capital Partners, No. 16906NC; and (3) Robert A. Staub, No. 16907NC.

     The terms of the purchase agreement related to the $1 billion equity investment permit us to conduct a single rights offering in accordance with the terms of the purchase agreement. In April 1999, the parties to the litigation entered into a memorandum of understanding to settle the lawsuits related to the $1 billion equity investment and our related restructuring described above. In the memorandum of understanding we agreed, subject to certain conditions, to make this offering no earlier than 60 days after the closing of the $1 billion equity investment, which was on June 30, 1999, and to hold this offering open for a period of not less than 30 days pursuant to our right to conduct a rights offering under the terms of the purchase agreement relating to the $1 billion equity investment.

     On _________, 1999, we entered into a stipulation of settlement agreement with the other parties to this litigation to settle this litigation. The stipulation of settlement agreement provides that we will not be required to make or complete this offering if : (1) there is a pending court order, motion, legal proceeding or other action to enjoin, prevent or delay this offering; (2) this offering and the related redemption of a portion of the series B preferred stock with the proceeds from this offering cannot be completed, despite our good faith efforts, on or before December 17, 1999; or (3) the court declines, in any respect, to enter an order and final judgment in the form attached to the stipulation of settlement approving the stipulation and any of the parties thereto does not consent to the entry of another form of order in lieu thereof. On ___________, 1999, the court issued the order and final judgment approving the stipulation of settlement agreement.

     We will use net cash proceeds from this offering to redeem outstanding shares of our series B preferred stock.

     For more information regarding conditions to our completing this offering, please see "Conditions relating to the Rights Offering" on page 20.

Neither our Board nor any committee of our Board makes any recommendation on the Rights Offering

     Neither our Board of Directors nor any committee of our Board makes any recommendation to you about whether you should exercise any rights. For more information on risks related to this offering, please see "Risks Relating to Our Rights Offering" on page 10. For other risk factors, please see "Risk Factors" beginning on page 9.

General Terms of the Rights Offering

     .  The record date is __________, 1999.

     . Only holders of record of our class A common stock or of limited partnership units in the Patriot partnership or the Wyndham partnership at the close of business on the record date, or those to whom rights have been validly transferred, may exercise rights. You are a record holder only if your name is registered as a class A common stockholder or a limited partner of the Patriot partnership or the Wyndham partnership as of the record date. You have received this prospectus and the accompanying documents because as of the record date your name was registered on our books and records as a holder of our class A common stock or a limited partnership unit in one of the partnerships.

     . If your class A common stock is held in a brokerage, bank or other custodial or nominee account, you should promptly send the proper instruction form to your broker or other person holding your stock to exercise your rights. Your broker or other person holding your stock is the record holder and will have to act on your behalf for you to exercise your rights. We have asked the brokers and other nominee holders of our class A common stock to contact you to obtain your instructions concerning the rights you are entitled to exercise.

     . We will not pay interest on funds you deliver to exercise your rights, regardless of whether the funds are used to purchase series A preferred stock or returned for any reason.

     . We will not issue fractional shares. We will eliminate fractional shares in allocating our series A preferred stock under this offering. If your exercise of your rights would result in a fractional share of our series A preferred stock, you must round down to purchase the nearest whole share or any lesser number of whole shares.

ChaseMellon Shareholder Services, L.L.C.

     ChaseMellon is acting as the subscription agent for this offering under an agreement with us.

     All subscription warrants, payments of the purchase price, nominee holder certifications, and notices of guaranteed delivery must be delivered to ChaseMellon Shareholders Services, L.L.C. as follows:

             IF BY MAIL:                        IF BY HAND:                IF BY OVERNIGHT COURIER:

     P.O. Box 3301                      120 Broadway                       85 Challenger Road
     South Hackensack, NJ 07606         13th Floor                         Mail Stop-Reorg
     Attn: Reorganization Department    New York, NY 10271                 Ridgefield Park, NJ 07660
                                        Attn: Reorganization Department    Attn: Reorganization Department

     ChaseMellon's facsimile number (for eligible institutions only) is (201) 296-4293.

     The telephone number for confirmation of receipt of facsimiles only is
(201) 296-4860.

     We will pay the fees and expenses of ChaseMellon, except for fees, applicable brokerage commissions, taxes and other expenses relating to the sale of rights by ChaseMellon, which will be for the account of the seller of the rights. We have also agreed to indemnify ChaseMellon against certain liabilities in connection with this offering.

The Rights

     As soon as practicable after the date of this prospectus, we will distribute to you transferable rights to purchase shares of our series A preferred stock. We will distribute one right for each share of our class A common stock. We will also distribute 0.95 rights for each limited partnership unit of the Patriot partnership and 0.05 rights for each limited partnership unit of the Wyndham partnership.

     We have sent you a subscription warrant along with this prospectus and related instructions to evidence your rights. To exercise your rights, you must fill out and sign the subscription warrant and timely deliver it along with full payment for the series A preferred stock you wish to purchase to ChaseMellon.

     A depository bank, trust company or securities broker or dealer that is a record holder for more than one beneficial owner of class A common stock may divide or consolidate subscription warrants to represent shares or units held on the record date by their beneficial owners upon properly notifying ChaseMellon.

     You may purchase one share of our series A preferred stock for every _____ rights exercised. As of ___________, 1999, we had outstanding ______________ shares of our class A common stock, _____________ limited partnership units in the Patriot partnership and ___________ limited partnership units in the Wyndham partnership. Because we have granted one right for each share of class A common stock, 0.95 rights for each limited partnership unit in the Patriot partnership and 0.05 rights for each limited partnership unit in the Wyndham partnership held, we granted in the aggregate _________ rights. As a result, because we are offering 3,000,000 shares in this rights offering, you must exercise _____ rights to acquire one share of series A preferred stock. We have reserved a total of 3,000,000 shares of our series A preferred stock for the exercise of rights.

Purchase Price

     The purchase price is $100.00 per share, payable in cash.

When the Rights Offering expires

     The rights expire at 5:00 p.m., New York City time, on __________, 1999. After the expiration date, no one can exercise rights. We may extend the expiration date.

     To exercise rights in a timely manner, ChaseMellon must actually receive before the expiration date your properly executed and completed subscription warrant (or a form of "Notice of Guaranteed Delivery," see page 21), together with full payment for all shares you wish to purchase.

Conditions relating to the Rights Offering

     We will terminate this offering in its entirety if any condition to the completion of this offering is not fulfilled. If this offering is terminated for any reason, we will instruct ChaseMellon to refund without interest all payments received by it from you for the exercise of your rights.

     The material conditions to the completion of this offering under the stipulation of settlement agreement and court order approving the agreement include the following, which must be satisfied or waived on or before the expiration date:

     . there is no pending court order, motion, legal proceeding or other action to enjoin, prevent or delay this offering;

     . this offering and the related redemption of a portion of the series B preferred stock with the proceeds from this offering must be completed on or before December 17, 1999; and

     . the court must have entered the order and final judgment approving the stipulation of settlement agreement or the parties to the stipulation of settlement agreement must have consented to another form of order.

How to exercise your rights

     You should read carefully the forms of subscription warrant and other forms and related instructions that accompany this prospectus. You should call promptly ChaseMellon with any questions you may have regarding how to exercise your rights.

     You may exercise your rights by delivering to ChaseMellon at the address specified in this prospectus and in the instructions accompanying this prospectus before the expiration time:

     . the properly completed and executed subscription warrant(s) that evidence your rights, and

     . payment of the purchase price in full for each share of series A preferred stock you wish to purchase.

     Please do not send subscription warrants or related forms to us. Please send the properly completed and executed form of subscription warrant with full payment to ChaseMellon.

     If you are not a broker, bank or other eligible institution, you must obtain a signature guarantee on the subscription warrant from a broker, bank or other institution eligible to guarantee signatures to transfer your subscription warrant or to transfer a portion of your rights.

How you should pay when you exercise your rights

     To timely exercise your rights, ChaseMellon actually must receive the purchase price before the expiration time in the form of:

     . a certified or cashier's check or bank draft drawn upon a U.S. bank, or a U.S. postal money order, payable to ChaseMellon;

     .  a personal check that must have cleared payment;

     . a wire transfer of funds to the account maintained by the ChaseMellon for this offering at The Chase Manhattan Bank; New York, NY 10001; ABA #021 000 021; Credit Acct. #323-213057; ChaseMellon Shareholder Services, L.L.C. (Wyndham); Attn: Evelyn O'Connor (201) 296-4515.

     Funds paid by uncertified personal check may take at least five business days to clear. Thus, if you pay the purchase price by means of an uncertified personal check, you should make payment sufficiently in advance of the expiration date to ensure that your check actually clears and ChaseMellon receives your payment before that time. We are not responsible for any delay in payment by you. We recommend that you consider payment by means of a certified or cashier's check, money order or wire transfer of funds.

We will not issue fractional shares of series A preferred stock

     You may not purchase fractional shares of our series A preferred stock. If your rights would allow you to purchase a fractional share, you may exercise them only by rounding down to and paying for the nearest whole share, or paying for any lesser number of whole shares.

     We will accept any subscription that inadvertently indicates a purchase of a fractional share by rounding downward to the nearest whole share. We will refund without interest the payment for that fractional share as soon as practicable.

Special Procedure under "Notice of Guaranteed Delivery" Form

     If you wish to exercise your rights but are not sure whether ChaseMellon will actually receive your executed subscription warrant before the expiration time, as an alternative, you may exercise your rights by causing all of the following to occur within the timeframe noted:

     . ChaseMellon must receive full payment for all shares you desire to purchase before the expiration time.

     . ChaseMellon must receive a properly executed "Notice of Guaranteed Delivery" substantially in the form we distributed to you along with this prospectus before the expiration time.

     . Both you and one of the following must execute the "Notice of Guaranteed Delivery": a member firm of a registered national securities exchange, an NASD member, a commercial bank or trust company having an office or correspondent in the United States, or other eligible guarantor institution qualified under a guarantee program acceptable to ChaseMellon. The cosigning institution must guarantee in the Notice of Guaranteed Delivery that the subscription warrant will be delivered to ChaseMellon within three NYSE trading days after the date of the Notice. You must also provide in the Notice other relevant details concerning your exercise of rights.

     . ChaseMellon must receive your properly completed and executed subscription warrant(s) with any required signature guarantee within three NYSE trading days after the date of the related Notice of Guaranteed Delivery.

     You may deliver a Notice of Guaranteed Delivery to ChaseMellon in the same manner as subscription warrants at the address set forth on page 19 or by facsimile transmission (telecopier no. (201) 296-4293). To confirm facsimile deliveries, please call (201) 296-4280.

     You may obtain additional copies of the form of Notice of Guaranteed Delivery upon request from ChaseMellon, whose address and telephone numbers are set forth on page 23.

What happens if you provide incomplete forms or make an insufficient or excess payment

     If you do not indicate the number of rights being exercised, or do not forward sufficient payment for the number of rights that you indicate are being exercised, then we are entitled to accept the subscription forms and payment for the maximum number of rights that may be exercised based on the actual payment delivered.

     We will return any payment not applied to the purchase of shares under these procedures to those who made these payments as soon as practicable by mail.

What happens if you exercise less than all of your rights

     If you subscribe for fewer than all of the shares represented by your subscription warrant, you may (1) direct ChaseMellon to attempt to sell your remaining rights, or (2) receive from ChaseMellon a new subscription warrant representing the unused rights. For more information on how to transfer rights, please see page 23.

Instructions to Nominee Holders

     If you are a broker, trustee or depository for securities or other nominee holder of class A common stock for beneficial owners of the class A common stock, we request you contact the beneficial owners as soon as possible to obtain instructions and related certifications concerning their rights. We have included along with this prospectus a suggested form of letter of instructions from nominee holders to beneficial owners. Our request is discussed further in that form.

     If instructed by beneficial owners, nominee holders should complete appropriate subscription warrants on behalf of those owners and submit the warrants on a timely basis to ChaseMellon with the proper payment.

You bear the risk of loss on delivery of subscription warrant forms and payments

     You bear all risk of the method of delivery to ChaseMellon of subscription warrants and payments of the purchase price.

     If you send subscription warrants and payments by mail, we urge you to send these by registered mail, properly insured, with return receipt requested, and to allow a sufficient number of days to ensure delivery to ChaseMellon and clearance of payment before the expiration time.

     Because uncertified personal checks may take at least five business days to clear, we strongly urge you to pay, or arrange for payment, by means of certified or cashier's check, money order or wire transfer of funds.

We resolve all procedural and other questions

     We will resolve all questions concerning the timeliness, validity, form and eligibility of any exercise of rights. Our resolution will be final and binding. We may in our sole discretion waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right because of any defect or irregularity.

     We will not consider subscription warrants as received or accepted until we have waived or you have cured all irregularities within the time period we determine in our sole discretion. Neither we nor ChaseMellon have any duty to notify you of any defect or irregularity in your submission of subscription warrants or any other required documents. Neither we nor ChaseMellon will incur any liability for failure to notify you of any defect or irregularity.

     We reserve the right to reject your exercise of rights if it does not comply with the terms of this offering, is not in proper form, or if the exercise would be unlawful. For more information regarding our right to reject your exercise because it would be unlawful, please see "We may reject your exercise for regulatory issues" on page 24.

Do you have any questions or need assistance concerning exercising your rights?

     If you have any questions or requests for assistance concerning the method of exercising your rights, or if you need additional copies of this prospectus, forms of instructions or the Notice of Guaranteed Delivery, please contact ChaseMellon at 450 W. 33rd Street, Fourteenth Floor, New York, NY 10001 (telephone: (888) 224-2475). You will not pay any fees for your questions or requests for assistance or documents. You may contact us at 1950 Stemmons Freeway, Suite 6001, Attn: Shareholder Relations department, Dallas, Texas 75207 (telephone: (214) 863-1000) for additional copies, free of charge, of this prospectus, forms of instructions or the Notice of Guaranteed Delivery.

You cannot revoke your exercise of rights

     Once you have exercised your rights, you may not revoke or change your exercise.

How to transfer your rights

     We do not intend to list the rights on any exchange. There has been no prior trading in the rights. We cannot ensure that a trading market for the rights will develop, that any market that does develop will continue throughout this offering or remain available for a sufficient time for you to transfer your rights, or that you will be able to sell your rights. If a trading market for the rights develops, the rights will be eligible for trading until the close of business on the last trading day before the expiration date.

     You may elect to request ChaseMellon to sell all or part of your rights by delivering to it your subscription warrant properly executed for it to sell. If you request that only a portion of your rights be sold, you should indicate in writing whether you wish (1) to receive a new subscription warrant covering the rights you did not sell or (2) to have ChaseMellon sell your retained rights in the manner described below.

     If you request ChaseMellon to sell your rights, it must receive your subscription warrant properly executed for sale on or before 11:00 a.m., New York City time, on __________, 1999.

     Promptly after the expiration time, ChaseMellon will send you a check for the net proceeds of its sale of your rights. To the extent ChaseMellon has sold your rights, all of these sales shall be considered together and effected at the weighted average sale price of all rights sold by ChaseMellon in this offering, less the pro rata portion of its brokerage commissions, taxes and other expenses, if any.

     We cannot ensure that ChaseMellon will be able to sell any rights. ChaseMellon's obligation to execute orders is subject to its ability to find buyers. If ChaseMellon cannot fill all sales orders that it receives, the sales proceeds will be prorated among those requesting the sales based upon the number of rights each holder has requested ChaseMellon to sell. All sale orders properly received by the above deadline will be treated on a pro rata basis without regard to the actual delivery date.

     ChaseMellon will return promptly any rights not sold by it by 5:00 p.m., New York City time, on _________, 1999 by mail to the holders who delivered them.

     If you wish to transfer all or a portion of your rights, you should allow a sufficient amount of time before the expiration time for (1) ChaseMellon to receive and process your transfer instructions, (2) ChaseMellon to issue and deliver new subscription warrants and (3) the intended recipients to exercise or sell the rights evidenced by the new subscription warrants.

     Transfers of rights may require from two to ten business days, or more, to complete, depending upon how you deliver the subscription warrant and payment and the number of transactions you request. Neither we nor ChaseMellon will be liable to you or any transferee if your subscription warrants or any other required documents are not received in time for exercise or sale before the expiration time.

     If you exercise or sell rights in part, ChaseMellon will issue to you a new subscription warrant for the remaining rights only if it receives a properly endorsed subscription warrant from you no later than 5:00 p.m., New York City time, on the fifth business day before the expiration date. It will not issue new subscription warrants for partially exercised or sold rights submitted after that time and date. If you do submit a partial exercise or sale after that time and date, you will not be able to exercise the unexercised or unsold rights. Unless you make other arrangements with it, ChaseMellon will hold for pick-up by you at its hand delivery address provided above any new subscription warrants issued after 5:00 p.m., New York City time, on the fifth business day before the expiration date.

     If you request a reissuance of a subscription warrant, the delivery of that document will be at your risk.

     You will be responsible for paying any commissions, fees and other expenses (including brokerage commissions and transfer taxes) that you may incur for a purchase, sale or exercise of rights.

     If you do not exercise your rights before the expiration time, your rights will expire and will no longer be exercisable.

Procedures for Nominees who are DTC Participants

     We anticipate that you may transfer or exercise your rights through the facilities of the Depository Trust Company, generally known as the "DTC."

Foreign and Unknown Addresses

     We are not mailing subscription warrants to participants whose addresses are outside the United States or who have an APO or FPO address. In those cases, ChaseMellon will hold the subscription warrants for these foreign participants. To exercise their rights, these foreign participants must notify ChaseMellon prior to 11:00 a.m., New York City time, on ___________, 1999. At that time, if a foreign participant has not given any other instructions, ChaseMellon will sell its rights, subject to availability of buyers. If ChaseMellon can sell these rights, it will send the foreign participant a check by mail for the proceeds from that sale, less a pro rata portion of any applicable brokerage commissions, taxes and other expenses. ChaseMellon will aggregate these sales so that each foreign participant will receive a weighted average price for the sales, if any.

     If you sell rights through ChaseMellon but it does not know your address or cannot otherwise deliver sale proceeds to you, it will hold your proceeds in a special account. ChaseMellon will deliver these proceeds to us if you do not claim them within two years after the expiration date of this offering.

We may reject your exercise for regulatory issues

     We may refuse your exercise of rights if you would, in our opinion, be required to obtain prior clearance or approval from any state, federal or foreign regulatory authorities for your exercise of rights or ownership of additional shares if, at the expiration date, this clearance or approval had not been obtained. We are not undertaking to pay for any expenses incurred in seeking that clearance or approval.

     We are not offering or selling, or soliciting any purchase of, rights or underlying shares in any state or other jurisdiction in which that is not permitted. We reserve the right to delay the commencement of this offering in certain states or other jurisdictions if necessary to comply with local laws. However, we may elect not to offer rights to residents of any state or other jurisdiction whose laws would require a change in this offering in order to carry it out in that state or jurisdiction.

We will make no adjustment to outstanding stock options or other stock awards

     We will not, solely as a result of this offering, adjust the number of shares of capital stock reserved for issuance under our stock award plans for employees and other eligible participants or the number of shares subject to outstanding awards of stock options or restricted stock.

Amendment, Extension and Withdrawal

     We may not amend or withdraw this offering. However, we may extend the expiration date. We will terminate this offering in its entirety if any of the conditions described in "Conditions relating to the Rights Offering" on page 20 are not satisfied before the expiration date.

Issuance of Stock Certificates

     We will issue stock certificates for series A preferred stock purchased in this offering as soon as practicable after the expiration date. ChaseMellon will deliver subscription payments to us only after the offering is completed and we have issued stock certificates to those who exercised rights.

     If you exercise rights, you will have no rights as a stockholder until we issue you stock certificates representing the shares you purchased. Unless otherwise instructed in your subscription warrant form, we will register shares purchased by your exercise of rights in the name of the person exercising the rights.

Certain Federal Income Tax Consequences

     General. This section discusses certain federal income tax consequences of this offering to (1) beneficial owners of our class A common stock or limited partnership units in the Patriot partnership or the Wyndham partnership upon distribution of the rights, and (2) holders of rights who exercise and dispose of their rights. This discussion is based on the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder, judicial authority, and current administrative rulings and practice, all of which are subject to change prospectively or retroactively.

     This discussion is limited to U.S. taxpayers who hold our class A common stock or partnership units in the Patriot partnership or the Wyndham partnership and should hold the rights and any shares acquired upon the exercise of rights as capital assets (generally, property held for investment). This discussion does not include any tax consequences under state, local and foreign law. Financial institutions, broker-dealers, nominee holders of our class A common stock or limited partnership units or rights, life insurance companies, tax-exempt organizations and possibly other types of taxpayers may be subject to special provisions of the tax law or subject to other tax considerations not discussed below.

     You should consult your own tax advisors concerning your tax situation or special tax considerations that may apply to you, including foreign, state and local laws that may apply.

     Distribution of Rights to Holders of the Class A Common Stock. As a holder of the class A common stock, the characterization of your receipt of the rights should depend in what capacity you receive the rights. If the rights are treated as being received by you as consideration for your release of all claims against us, the fair market value of the rights on the date of distribution should reduce your tax basis in your stock you own in us, with any excess of the fair market value over your tax basis being treated as long-term capital gain to the extent you held that stock for more than one year. If you are treated as receiving the rights solely as a distribution with respect to your common stock, you should not recognize taxable income solely as a result of receiving the rights from us.

     Distribution of Rights to the Holders of Units in the Wyndham and Patriot Limited Partnerships. The distribution of the rights to you, as holders of units of the Wyndham or Patriot limited partnerships, should be treated either as (1) a consent payment to you in consideration for your vote in connection with the $1 billion investment in us and our related restructuring; (2) consideration for your release of all claims against us; or (3) a distribution by the Wyndham or Patriot limited partnership, as applicable, to you with respect to your limited partnership units. If the distribution of the rights is treated as a consent payment for your vote in connection with the $1 billion investment in us and our related restructuring, the fair market value of the rights as of the date of distribution should be considered ordinary income to you. If the distribution of the rights is treated as a distribution to you with respect to your Wyndham or Patriot limited partnership units, as the case may be, you should be treated as having received a distribution of a "marketable security" within the meaning of partnership provisions of the federal tax code. In this case, or in the case you are treated as receiving the rights in consideration for your release of all claims against us, you should recognize gain to the extent the fair market value of the rights distributed to you exceeds your adjusted tax basis in your units, which gain, if any, should be characterized in the same manner as the gain from an actual sale or taxable exchange of your limited partnership unit.

     Tax Basis and Holding Period of Rights Distributed to the Holders of the Class A Common Stock. As a holder of the class A common stock, the tax basis of your rights should be the fair market value of the rights on the date of distribution if you are deemed to receive the rights as consideration for your release of all claims against us. Otherwise, the tax basis of your rights should be zero unless either (1) the fair market value of your rights, on the date of distribution, is 15% or more of the fair market value (on the date of distribution) of your class A common stock held as of that time, or (2) you elect, with your federal income tax return for this year, to allocate the tax basis of your class A common stock to the rights, then the tax basis in your class A common stock should be allocated between your stock and the rights in proportion to the fair market value of each as of the date of the rights distribution.

     To the extent you are treated as receiving your rights as consideration for your release of all claims against us, your holding period with respect to the rights should start as of the date of distribution. Otherwise, the holding period of your rights should include the holding period for your class A common stock with respect to which the rights were distributed.

     Tax Basis and Holding Period of Rights Distributed to the Holders of Units in the Wyndham and Patriot Limited Partnerships. If the receipt of the rights by you, as a unit holder, is treated as a consent payment or as consideration for your release of all claims against us, the rights should have a tax basis in your hands equal to its fair market value as of the date of distribution. If the receipt of the rights by you, as a unit holder, is treated as a distribution by the Wyndham or Patriot limited partnerships, as applicable, to you with respect to your limited partnership units, your tax basis should be equal to the sum of:
(1) the lesser of your tax basis in your partnership units or the tax basis of the relative limited partnership in the rights distributed; and (2) the amount of gain, if any, recognized by you on the distribution of the rights.

     The holding period of your rights should begin on the date of distribution.

     YOU ARE URGED TO CONSULT WITH YOUR PERSONAL TAX ADVISOR REGARDING THE PROPER TREATMENT OF THE RECEIPT OF, YOUR TAX BASIS IN AND YOUR HOLDING PERIOD WITH RESPECT TO THE RIGHTS YOU RECEIVE.

     Others. In the case of a purchaser of rights, your tax basis of those rights should be equal to the purchase price paid therefor. The holding period for those rights should begin on the date of purchase.

     Exercise of the Rights and Basis and Holding Period of the Series A Preferred Stock. You should not recognize any gain or loss upon your exercise of rights. Your basis in the series A preferred stock acquired through your exercise of rights should be equal to the sum of the purchase price for the rights exercised and your basis in the rights (if any). The holding period for this series A preferred stock should begin on the date you exercise the rights.

     Sale of Shares. If you, as a holder of the Class A Common Stock, exercise rights and acquire shares of our series A preferred stock, you should recognize gain or loss upon the sale of these shares in an amount equal to the difference between the amount realized and your basis in the shares, if the series A preferred stock is a capital asset in your hands and you are treated as receiving the rights as a distribution with respect to your Class A common stock, only to the extent the sale is not pursuant to a redemption, is not to a person the ownership of whose stock would be attributable to you under the attribution rules of the federal tax code and the sale terminates your complete interest in us (which includes any stock you are deemed to own as a result of
rules of attribution under the federal tax code).    The gain or loss recognized
should be a long-term or short-term capital gain or loss, depending on whether you held the shares for more than one year. Otherwise, the sale proceeds should be treated as a distribution to you. The sale proceeds should be treated as a dividend to the extent of our current and accumulated earnings and profits. To the extent the distribution proceeds exceed our current and accumulated earnings and profits you should reduce your aggregate tax basis in the series A preferred stock and other stock in us you own, with the excess, if any, treated as capital gain. To the extent the redemption proceeds do not exceed your aggregate tax basis in the series A preferred stock, any excess basis in the series A preferred stock redeemed should be allocated to any other stock in us you own proportionately based on the relative fair market value of each class of stock in us you own.

     Any sale of the class A preferred stock by you, as a unit holder or subsequent purchasers, should produce capital gain or loss in an amount equal to the difference between the amount realized and your tax basis in the shares.
The gain or loss should be long-term to the extent you have held such shares for more than one year as a capital asset.

     Transfer of the Rights. If you or a purchaser of rights sells the rights before exercise, then you or that purchaser should recognize capital gain or loss equal to the difference between the sale proceeds and the basis (if any) in the rights sold, if the class A common stock would be a capital asset in the hands of that purchaser and, in the case you are a class A common stock holder who is treated as receiving the rights as a distribution with respect to your class A common stock, only to the extent the sale is not pursuant to a redemption, is not to a person the ownership of whose stock would be attributable to you under the attribution rules of the federal tax code and the sale terminates your complete interest in us (which includes any stock you are deemed to own as a result of rules of attribution under the federal tax code). Otherwise, the sale proceeds from the transfer of the rights should be treated as a distribution to you. The sale proceeds should be treated as a dividend to the extent of our current and accumulated earnings and profits. To the extent the distribution proceeds exceed our current and accumulated earnings and profits you should reduce your aggregate tax basis in the series A preferred stock and other stock in us you own, with the excess, if any, over your tax basis in our stock treated as capital gain. To the extent the redemption proceeds do not exceed your aggregate tax basis in the series A preferred stock, any excess basis in the series A preferred stock redeemed should be allocated to any other of our stock you own proportionately based on the relative fair market value of each class of our stock you own.

     Lapse of the Rights. If rights expire before you, as holder of a class A common stock who received the rights as a distribution with your class A common stock, sell or otherwise dispose of your rights, you should not recognize any gain or loss, and no adjustment should be made to the basis of your class A common stock.

     Otherwise, purchasers of the rights, you as a unit holder and you as a holder of class A common stock other than those described immediately above should recognize a loss equal to your tax basis in the rights, if your rights expire unexercised. Any loss recognized on the expiration of such rights should be a capital loss if you held such rights as a capital asset.

     Dividends on Shares of Series A Preferred Stock. If we make distributions on the series A preferred stock, you should recognize taxable ordinary dividend income to the extent of our current and accumulated earnings and profits that are allocable to your shares of series A preferred stock for the amount of cash and the fair market value of any other property received by you as a distribution on your shares of series A preferred stock. These dividends may be eligible for the dividends received deduction allowed to corporations under the federal tax code provided you meet the requirements described therein. The amount of the distribution in excess of our current and accumulated earnings and profits should reduce your tax basis in your shares of series A preferred stock until your basis is reduced to zero, and any excess should be treated as a capital gain. For more information regarding dividends on our series A preferred stock, please see page 29.

     Cash Redemption of Series A Preferred Stock. With respect to you, as a holder of the class A common stock who is treated as receiving the rights as a distribution with respect to your class A common stock, upon a redemption, unless you completely terminate your interest in us (including any stock you are deemed to own as a result of rules of attribution under the federal tax code), the redemption proceeds should be treated as a distribution. The redemption proceeds should be treated as a dividend to the extent of our current and accumulated earnings and profits. To the extent the distribution proceeds exceed our current and accumulated earnings and profits you should reduce your aggregate tax basis in the series A preferred stock and other stock in us you own, with the excess, if any, treated as capital gain. To the extent the redemption proceeds do not exceed your aggregate tax basis in the series A preferred stock, any excess basis in the series A preferred stock redeemed should be allocated to any other stock in us you own proportionately based on the relative fair market value of each class of our stock in us you own. To the extent the redemption completely terminates your interest in us (including any stock you are deemed to own as a result of rules of attribution under the federal tax code) the redemption should be treated as a sale or exchange of the stock which should give rise to capital gain or loss equal to the difference between the amount received by you for the redemption and your tax basis in the series A preferred stock.

     With respect to you, as a unit holder, the tax treatment of any cash redemption of the series A preferred stock should depend on your aggregate equity interest in us.

     If you own no voting stock in us at the time of the redemption, then any redemption should be treated as a sale or exchange of the stock which should give rise to capital gain or loss equal to the difference between the amount received by you for the redemption and your tax basis in the series A preferred stock.

     If you own common stock in us at the time of a redemption and only the series A preferred stock is redeemed, the redemption may instead be treated as a distribution to you in the amount of the redemption proceeds which should be treated as a dividend to the extent of our current and accumulated earnings and profits. Any amount treated as a distribution which exceeds our current and accumulated earnings and profits should reduce your aggregate tax basis in the series A preferred stock and other stock in us you own with the excess, if any, treated as capital gain. To the extent the redemption proceeds do not exceed your aggregate tax basis in the series A preferred stock, any excess basis in the series A preferred stock redeemed should be allocated to any other of our stock you own proportionately based on the relative fair market value of each class of our stock you own.

     If, at the time of any redemption, you own common stock in us and both common stock and the series A preferred stock are redeemed, the redemption should be treated as a taxable sale or exchange of the series A preferred stock, giving rise to capital gain or loss, provided that the redemption is either (1) "not essentially equivalent to a dividend" within the meaning of the redemption provisions of the federal tax code or (2) "substantially disproportionate" with respect to you, within the meaning of the redemption provisions of the federal tax code.

     Receipt of Class A Common Stock Upon Conversion of the Series A Preferred Stock. You should not recognize any taxable income solely as a result of your conversion of shares of series A preferred stock into shares of class A common stock, except to the extent of any dividends paid upon the conversion. Your basis and holding period in the class A common stock received should be the same as your basis and holding period in the series A preferred stock converted. You should recognize gain or loss upon the sale of these shares of class A common stock in an amount equal to the difference between the conversion price and the sale price.

     Constructive Dividend. The conversion price of the series A preferred stock is subject to adjustment in certain circumstances. Adjustments that would have the effect of increasing the proportion of your interest in our assets or
earnings could give rise to a deemed distribution to you.   In this case, the
deemed distribution would be taxable as ordinary income to you to the extent of our current and accumulated earnings and profits.

     Information Reporting and Backup Withholding. If you sell rights and receive payments, you may be subject to backup withholding at the rate of 31% on the payments unless you (1) are a corporation or are otherwise exempt and you demonstrate the basis for the exemption if so required, or (2) provide a correct taxpayer identification number and certify under penalties of perjury that the taxpayer identification number is correct and that you are not subject to backup withholding. Any amount withheld under these rules should be credited against your federal income tax liability. We may require you to establish your exemptions from backup withholding or to arrange for payment of backup withholding.

                    DESCRIPTION OF SERIES A PREFERRED STOCK

     The following summarizes the material terms of our series A preferred stock. We have attached hereto as Annex A a copy of the series A certificate of designation establishing the series A preferred stock. This discussion is not a complete description of the terms of the series A preferred stock, so you should read it together with the series A certificate of designation.

     The series A certificate of designation designates 31,840,000 shares of our preferred stock as "Series A Convertible Preferred Stock," and fixes a stated amount of $100.00 per share. The series A preferred stock will rank equal as to dividends and liquidation preference to our series B preferred stock and will rank senior or equal to any of our future preferred stock.

Dividends

     We will pay dividends on the series A preferred stock quarterly, on a cumulative basis at an annual rate of 9.75%, compounded quarterly. Until June 30, 2005, we will pay the dividends partially in cash and partially in additional shares of series A preferred stock with the cash component initially equal to approximately 29.5% for the first dividend and declining over the period to June 30, 2005 to approximately 19.8% for the final dividend, except that we will pro rate the first quarterly dividend for the number of days in the period beginning on the date of issuance of the series A preferred stock and ending on the date we must pay the first quarterly dividend. This dividend structure is intended to ensure a fixed cash dividend payment of $2.925 per year for each share of series A preferred stock (as adjusted for any pro rata amount). From June 30, 2005 through June 30, 2009, we may pay the dividends either in cash or in additional shares of series A preferred stock. Following June 30, 2009, we must pay the dividends entirely in cash. In addition, holders of the series A preferred stock will, except for dividends payable in additional shares of our common stock, be entitled to receive all dividends paid on our common stock on an as-converted basis. We may elect to pay a portion of these dividends in the form of additional shares of series A preferred stock.

Conversion into class A common stock at the option of the holder

     At its option, a holder of series A preferred stock may convert each share of its series A preferred stock into shares of our class A common stock at any time. For so long as our class A common stock remains a separate class of our common stock, any conversion of our series A preferred stock into common stock will be into shares of our class A common stock. For each share of series A preferred stock converted into class A common stock, the holder will receive that number of shares of class A common stock equal to $100.00 divided by the conversion price of the series A preferred stock, which is initially $8.59 per share, and will also receive accrued but unpaid cash dividends. If a holder of series A preferred stock elects to convert its shares of series A preferred stock in connection with a "change in control" that occurs before June 30, 2005, all dividends on the shares of series A preferred stock held by the holder that would have accrued through June 30, 2005 will be accelerated and paid in the form of additional shares of series A preferred stock, assuming that all such subsequent dividends would have been paid solely in shares of series A preferred stock rather than cash.

     The conversion price is subject to adjustment if any of the following events happen:

     . the issuance of common stock as a dividend or distribution on our common stock;

     . a subdivision, combination, consolidation or reclassification of our common stock;

     . the issuance of our common stock, or options, rights, warrants or other securities convertible into or exchangeable for shares of our common stock, at a price per share less than the then current market price of our common stock, except for issuances authorized by our employee benefit plans and other options of and issuances in private placements at not less than 95% of the then current market price of the common stock; and

     . any reductions in the conversion price as we deem advisable to prevent any distribution of stock or stock rights, or similar transactions, from being taxable to the holders of our common stock which could occur if a stock or stock rights distribution increased the interest of the common stockholders relative to the preferred stockholders as a result of the failure to adjust the conversion ratio.

     The conversion price is subject to reduction to the same extent of any reduction in the conversion price of the series B preferred stock in the event we are required to indemnify the investors under the terms of the purchase agreement relating to the $1 billion equity investment. In order to understand the possible extent of the reductions in the conversion price of the series B preferred stock, and therefore the series A preferred stock, that may result from these indemnification obligations, it is important that you first understand the general features of the indemnification obligations. The general features of our indemnification obligations are as follows:

     . If we breach the general representations and warranties set forth in the purchase agreement, our indemnification obligations arise after, and only to the extent that, losses exceed a threshold amount of $20 million.

     . If we incur losses in connection with "special costs" related to the completion of the transactions described in the restructuring plan or in connection with stockholder suits, our indemnification obligations arise after, and only to the extent that, losses exceed $25 million. These "special costs" include the following:

        .  costs of obtaining consents in connection with our restructuring;

        .  uninsured payments relating to stockholder suits;

        . cash payments made to redeem shares of the Patriot series A preferred stock in excess of $25.00 per share; and

        . the fair market value of any excess shares of class A common stock issued in order to complete our restructuring.

     . If losses related to breaches by us of general representations and warranties do not exceed $20 million, we may apply the difference between the losses and the $20 million threshold to increase the $25 million threshold applicable to losses incurred in connection with "special costs."

     . We must indemnify the investors for any breaches of the covenants set forth in the purchase agreement, and this indemnification obligation is not subject to any threshold.

     . We must indemnify the investors in the event any of the counterparties to the forward equity contracts sells shares of our class A common stock released as collateral under the forward equity contracts after December 31, 1998 with net proceeds to us of less than $8.75 per share. The net proceeds to us would be reflected as a reduction in their obligations to the selling counterparties under the forward equity contracts. The amount of the reduction would be equal to the proceeds received by the counterparties upon the sale of the shares of our class A common stock. This obligation is not subject to any threshold.

     . We must pay the investors a cash indemnity of $1.25 million per three month period, pro-rated for any partial three month period, in the event the owners of the Wyndham Anatole hotel terminate Wyndham's management agreement for the Wyndham Anatole hotel prior to May 10, 2004 because either James Carreker ceases to be an executive officer of us or Paul Nussbaum continues on our Board of Directors following our annual meeting of stockholders in 2000. Mr. Nussbaum has notified us in writing that if his standing for reelection in 2000 would give the owners of the Wyndham Anatole hotel the right to terminate the hotel's management agreement, he will not stand for reelection at that time. This obligation is not subject to any threshold, but any payments made under this obligation would apply toward the $2.27 per share maximum reduction amount described below.

     . Our representations and warranties and covenants, including Patriot's representations, warranties and covenants, in the purchase agreement survive the closing as follows:

        . most representations and warranties survive until the 90th day following the filing by us of a Form 10-K for the fiscal year ending December 31, 1999;

        . some of the representations and warranties, like those addressing the organization of Patriot and us and Patriot's and our authority to complete the $1 billion equity investment, survive indefinitely;

     . our representations and warranties regarding tax matters survive until 90 days after the expiration of the applicable statute of limitations; and

     . the covenants and agreements, other than those applicable during the period between the effectiveness of the purchase agreement and the completion of the $1 billion equity investment, survive indefinitely.

     Once it has been determined that we have an obligation to compensate the investors under the indemnification provisions of the purchase agreement, the amount of the conversion price reduction must be determined. The mechanism for determining the amount of a conversion price reduction is designed to keep the investors' economic value in us constant despite the relevant loss to us. This is generally achieved by reducing the conversion price upon a loss by the amount of the loss divided by 167,025,942, the number of paired shares outstanding at the time the purchase agreement was signed. For example, a $100 million loss in excess of any applicable threshold would result in a conversion price reduction of approximately $0.60.

     With respect to indemnification for breaches by us of general representations and warranties and for special costs, there is a maximum reduction amount on the conversion price of approximately $2.27 per share. In order for the total conversion price reductions relating to indemnification obligations to equal $2.27 per share, we would generally have to incur approximately $380 million in losses in excess of any applicable thresholds. After reductions to the conversion price totaling $2.27 per share, the conversion price would be approximately $6.32 per share. There is no maximum amount on conversion price reductions relating to breaches of covenants or to sales of paired shares by the counterparties to the forward equity contracts of paired shares.

Optional Redemption

     At any time after June 30, 2005, we will have the right to redeem all or any portion of the outstanding series A preferred stock at a redemption price of $101.00 per share (101% of the stated amount of $100.00) plus all accrued dividends. We may redeem only a portion of the outstanding series A preferred stock provided that at least one million shares of series A preferred stock remain outstanding following the partial redemption. The holders of series A preferred stock will have the right, however, to convert their shares into our class A common stock rather than having them redeemed.

Voting Rights

     Except for voting rights provided by law, the holders of series A preferred stock will have no voting rights, except that if cash dividends on the series A preferred stock are in arrears and unpaid for six quarterly periods (which need not be consecutive) and the holders of series B preferred stock no longer have the right under our restated certificate of incorporation to elect any members of our Board of Directors, then the number of members of our Board of Directors shall be increased to permit the holders of series A and series B preferred stock, voting as a single class, to elect a minimum of two directors.

Consolidation or Merger

     In the event of any capital reorganization or reclassification that does not cause an adjustment of the conversion price, any consolidation or merger of us with or into another corporation, or any sale or conveyance to another corporation of all or substantially all of our property, before the consummation of such transaction, each share of series A preferred stock will be convertible into, instead of our class A common stock issuable upon the conversion, the kind and amount of shares of stock and other securities and property receivable in such transaction by a holder of that number of shares of our class A common stock into which one share of series A preferred stock was convertible immediately before such transaction.

Ability to receive preferential cash payment or convert upon change of control or liquidation

     Upon the occurrence of the events described below, the holders of the series A preferred stock will be entitled to receive preferential payments in exchange for their shares of series A preferred stock. If any of these events occur before June 30, 2005, each holder of the series A preferred stock will be entitled to either convert its shares of series A preferred stock into shares of our class A common stock or receive in cash the preferential payment due with respect to the series A preferred stock. The payment or conversion would be made both in respect of the shares of series A preferred stock the holder then holds, including any shares issuable as accrued dividends through the date of the event, and, on an accelerated basis, in respect of the shares of series A preferred stock the holder would have received as dividends from the date of the event through June 30, 2005. All accelerated dividends would be treated as if they were paid solely in the form of additional shares of series A preferred stock rather than cash. The table below outlines the preferential payments on the series A preferred stock to be received by holders of series A preferred stock in the specified events:



Event                             Series A Preferential Payment
----------------------------------------------------------------------------------------------------------------------
Change in control before June     The greatest of:
30, 2005                          .  the aggregate stated amount (i.e., $100.00 per share) of the shares held and the accelerated dividend shares, plus accrued but unpaid cash dividends; and

                                  .  the amount the holders of series A preferred stock would have received had they converted all of the shares held and the accelerated dividend shares into class A common stock and sold the shares for the effective price being paid by the
                                     Acquiring Person (as defined below) in the change in control, plus accrued but unpaid cash dividends; and

                                  .  the fair market value of the cash, securities and other property the holders of series A preferred stock would have received had they converted all of the shares held and the accelerated dividend shares into class A common stock and received the consideration paid per share of class A common stock by the Acquiring Person in the change in control, plus accrued but unpaid cash dividends.
----------------------------------------------------------------------------------------------------------------------
Change in control after June      The greatest of:
30, 2005
                                  .  the aggregate stated amount of the shares held, plus accrued but unpaid cash dividends; and

                                  .  the amount the holders of series A preferred stock would have received had they converted all of the shares held into class A common stock and sold the shares for the effective price being paid by the Acquiring Person in the change in control, plus accrued but unpaid cash dividends; and

                                  .  the fair market value of the cash, securities and other property the holders of series A preferred stock would have received had they converted all of the shares held into class A common stock and received the consideration paid per share of class A common stock by the Acquiring Person in the change in control, plus accrued but unpaid cash dividends.
----------------------------------------------------------------------------------------------------------------------
Liquidation or winding up         The greater of:
before June 30, 2005
                                  .  the aggregate stated amount of the shares held and the accelerated dividend shares, plus accrued but unpaid cash dividends; and

                                  .  the fair market value of the cash, securities and other property the holders of series A preferred stock would have received had they converted all of the shares held and the accelerated dividend shares into class A common stock immediately before the liquidation or winding up, plus accrued but unpaid cash dividends.
----------------------------------------------------------------------------------------------------------------------
Liquidation or winding up after   The greater of:
June 30, 2005
                                  .  the aggregate stated amount of the shares held, plus accrued but unpaid cash dividends; and

                                  .  the fair market value of the cash, securities and other property the holders of series A preferred stock would have received had they converted all of the shares held into class A common stock immediately before the liquidation or winding up, plus accrued but unpaid cash dividends.
----------------------------------------------------------------------------------------------------------------------

     Please note that the definition of "change in control" is quite detailed and complex. You should read its definition in the series A certificate of designation which is attached as Annex A. Generally a "change in control" means any of the following have occurred:

     . the acquisition by any individual, entity or group (an "Acquiring Person"), other than us or any of our subsidiaries or any Investor or Excluded Group (each as defined in the series A certificate of designation), of beneficial ownership of 35% or more of the combined voting power or economic interests of our then outstanding voting securities. However, any transfer from any Investor or Excluded Group will not result in a change in control if the transfer was part of a series of related transactions the effect of which, absent the transfer to the Acquiring Person by the Investor or Excluded Group, would not have resulted in the acquisition of 35% or more of the combined voting power or economic interests of the then outstanding voting securities;

     . during any period of 12 consecutive months after June 30, 1999, the individuals who at the beginning of the 12-month period constituted a majority of the class A directors and class C directors, and any successors nominated or elected by them, cease for any reason to constitute at least a majority of the class A directors and class C directors;

     . the approval by our stockholders of a reorganization, merger or consolidation following which all or substantially all of the beneficial owners of our voting securities immediately before the reorganization, merger or consolidation do not beneficially own, directly or indirectly, more than 57.5% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of our directors resulting from the reorganization, merger or consolidation; or

     . the sale or other disposition of assets representing 50% or more of our assets in one transaction or series of related transactions.

     However, a change in control will not be deemed to have occurred if a majority of the class B directors otherwise determines.

No Preemptive Rights

     Unless approved by our Board of Directors in an agreement, holders of our series A preferred stock do not have preemptive rights to purchase (1) additional shares of our capital stock, (2) warrants, rights or options to purchase additional shares of our capital stock, or (3) any obligations convertible into such stock, warrants, rights or options.

                      DESCRIPTION OF CLASS A COMMON STOCK

     Our Board of Directors has the authority to issue up to 750,000,000 shares of our class A common stock, par value $0.01 per share. As of _________, 1999, ___________ shares of our class A common stock were outstanding. The following discussion summarizes the important terms of our class A common stock.

     Except as described below regarding the election of directors, each share of class A common stock will be entitled to one vote on each matter submitted to a vote at any meeting of stockholders and the holders of shares of class A common stock will vote together as one class on all matters submitted to a vote of stockholders or, if any holders of shares of preferred stock are entitled to vote together with the holders of class A common stock on any matter, as a single class with the holders of preferred stock on the matter.

     The right of the holders of the class A common stock to elect members of our Board of Directors depends on the class of directors being elected.

     . Class A Directors: Before the date the investors may voluntarily convert their class B common stock to class A common stock, holders of the class A common stock will elect the class A directors by plurality vote. From and after the date the investors may voluntarily convert their class B common stock to class A common stock, holders of the class A common stock, voting together as a single class with the holders of the class B common stock and series B preferred stock, will elect the class A directors by plurality vote.

     . Class B Directors: Holders of class A common stock have no right to participate in the election of the class B directors.

     . Class C Directors: Holders of the class A common stock, voting together as a single class with the holders of the class B common stock and series B preferred stock, generally will elect the Class C directors by plurality vote.

     Subject to the rights of holders of preferred stock, holders of class A common stock will be entitled to receive dividends and other distributions in cash, stock or property as determined by our Board of Directors from time to time. The holders of the class A common stock and the class B common stock will be entitled to receive, and generally to share equally and ratably, such dividends. However, if dividends are payable in shares of class A common stock or class B common stock, the dividends will be declared at the same rate on each class of stock, and the dividends payable to holders of class A common stock will be paid in class A common stock and the dividends payable to holders of class B common stock will be paid in class B common stock.

     Upon our voluntary or involuntary liquidation, dissolution, distribution of assets or other winding up, after distribution in full of preferential amounts to be distributed to the holders of preferred stock or any other class or series of stock having a preference as to liquidating distributions over the class A common stock, the holders of the class A common stock and the class B common stock will be entitled to share equally and ratably in all of our remaining assets available for distribution to stockholders.

     Unless approved by our Board of Directors in an agreement, holders of our class A common stock do not have preemptive rights to purchase (1) additional shares of our capital stock, (2) warrants, rights or options to purchase additional shares of our capital stock, or (3) any obligations convertible into such stock, warrants, rights or options.

                                 LEGAL MATTERS

     Certain legal matters in connection with this offering will be passed upon for us by Akin, Gump, Strauss, Hauer & Feld, L.L.P.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited the: 1. (a) Combined Financial Statements of Patriot American Hospitality, Inc. and Wyndham International, Inc. as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, (b) the Consolidated Financial Statements of Patriot American Hospitality, Inc. as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 and the related financial statement schedules, and (c) the Consolidated Financial Statements of Wyndham International, Inc. as of December 31, 1998 and 1997 and for the year ended December 31, 1998 and six months ended December 31, 1997 included in the Joint Annual Report on Form 10-K, as amended, of Patriot American Hospitality, Inc. and Wyndham International, Inc. for fiscal year ended December 31, 1998, as set forth in their report which is incorporated by reference in this prospectus; 2. (a) Consolidated Financial Statements of WHG Resorts & Casinos, Inc. as of June 30, 1997 and 1996 and for each of the three years in the period ended June 30, 1997 and the related financial statement schedule, (b) the Financial Statements of Posadas de San Juan Associates as of June 30, 1997 and 1996 and for each of the three years in the period ended June 30, 1997 and the related financial statement schedule, (c) the Financial Statements of WKA El Con Associates as of June 30, 1997 and 1996, and for each of the three years in the period ended June 30, 1997, and (d) the Financial Statements of El Conquistador Partnership, L.P. as of March 31, 1997 and 1996 and for each of the three years in the period ended March 31, 1997, included in the Joint Current Report on Form 8-K of Patriot American Hospitality, Inc. and Wyndham International, Inc. dated April 20, 1998 (filed April 22, 1998) as set forth in their reports which are incorporated by reference in this prospectus;
3. (a) Consolidated Financial Statements of SF Hotel Company, L.P. as of January 2, 1998 and January 3, 1997 and for the years then ended, and (b) Combined Financial Statements of SC Suites Summerfield Partnerships of January 2, 1998 and January 3, 1997 and for each of the three years in the period ended January 2, 1998, included in the Joint Current Report on Form 8-K of Patriot American Hospitality, Inc. and Wyndham International, Inc. dated June 2, 1998, as amended (filed June 17, 1998 and August 6, 1998), as set forth in their reports which are incorporated by reference in this prospectus. Each of the above referenced financial statements and schedules are incorporated herein by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

     The Financial Statements of Sheraton City Centre as of December 31, 1996 and for the year then ended and the Statement of Direct Revenues and Direct Operating Expenses for the Wyndham Emerald Plaza for the year ended December 31, 1996, included in the Joint Current Report on Form 8-K of Patriot American Hospitality, Inc. and Wyndham International, Inc. dated January 5, 1998, which is incorporated by reference herein, have been audited by PricewaterhouseCoopers LLP as set forth in their report thereon included therein and incorporated herein by reference. The (a) Consolidated Financial Statements of Wyndham Hotel Corporation as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997, and (b) the Consolidated Financial Statements of Interstate Hotels Company as of December 31, 1996 and 1997 and for the three years in the period ended December 31, 1997 included in Interstate's 1997 Annual Report on Form 10-K dated March 31, 1998, and the CHC International Hospitality Division Financial Statements as of November 30, 1996 and 1997 and for each of the years ended November 30, 1995, 1996 and 1997 included in the Joint Current Report on Form 8-K of Patriot American Hospitality, Inc. and Wyndham International, Inc. dated April 20, 1998 (filed April 22, 1998), (c) financial statements of Royal Palace Hotel Associates as of December 31, 1996 and 1997 and for each of the two years in the period ended December 31, 1997 included in the Current Report on Form 8-K of Patriot American Hospitality, Inc. and Wyndham International, Inc., dated June 2, 1998 which is incorporated by reference herein have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their report thereon. Each of the above referenced financial statements have been incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Arcadian International Limited (formerly Arcadian International Plc) and subsidiary undertakings, and Malmaison Limited and subsidiary undertakings, incorporated in this Registration Statement/Prospectus by reference to the Joint Current Report on Form 8-K/A No. 2 of Patriot American Hospitality, Inc. and Wyndham International, Inc. dated June 2, 1998, have been audited by Arthur Andersen, chartered accountants, as indicated in their reports with respect thereto, are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving such reports.

                                                                         ANNEX A


                          CERTIFICATE OF DESIGNATION

                                      of

                     SERIES A CONVERTIBLE PREFERRED STOCK

                                      of

                          WYNDHAM INTERNATIONAL, INC.


            Pursuant to Section 151 of the General Corporation Law
                           of the State of Delaware


     Wyndham International, Inc., a Delaware corporation (the "Corporation"), certifies that pursuant to the authority contained in its Restated Certificate of Incorporation, as amended (the "Restated Certificate of Incorporation"), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors (the "Board of Directors") has adopted the following resolution creating a series of its Preferred Stock, par value $.01 per share, designated as Series A Convertible Preferred Stock:

     RESOLVED, that a series of authorized Preferred Stock, par value $.01 per share, of the Corporation be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

     Section 1.  Designation and Amount: Rank.

          (a) Designation and Amount. The shares of such series shall be designated as the "Series A Convertible Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting such series shall be 31,840,000 shares of Series A Preferred Stock. Section 10 contains the definitions of certain defined terms used herein.

          (b) Rank. The Series A Preferred Stock shall, with respect to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation, rank (i) senior (to the extent set forth herein) to all Junior Stock; (ii) on a parity with Parity Stock; and (iii) junior to all Senior Stock.

     Section 2.  Dividends and Distributions.

          (a) The holders of shares of Series A Preferred Stock shall be entitled to receive on each Dividend Payment Date in respect of the Dividend Period ending on such Dividend Payment Date (but excluding such Dividend Payment
Date) (i) commencing on the first Dividend Payment Date following the closing of the Rights Offering (as defined in the Purchase Agreement) and continuing through the sixth anniversary of the Series B Preferred Stock Issuance Date, (A) cumulative dividends payable in cash on each such Dividend Payment Date equal to the then applicable Cash Percentage of the Stated Amount of each share of the then outstanding Series A Preferred Stock, and (B) cumulative dividends payable in additional shares of Series A Preferred Stock on each such Dividend Payment Date equal to the then applicable PIK Percentage of the Stated Amount of each share of the then outstanding Series A Preferred Stock; provided that with respect to the Initial Dividend Period, the dividends set forth in clause (A) above shall be prorated based on the number of days in such period, (ii) commencing with the first Dividend Period occurring after the sixth anniversary of the Series B Preferred Stock Issuance Date and continuing through the tenth anniversary of the Series B Preferred Stock Issuance Date, or earlier redemption or conversion of the Series B Preferred Stock, (A) cumulative dividends payable entirely in cash on each such Dividend Payment Date at a rate per annum equal to 9.75% of the Stated Amount of each share of the then outstanding Series A Preferred Stock or (B) upon the vote of a majority of the Class A Directors and Class C Directors with respect to each dividend, cumulative dividends payable entirely in additional shares of Series A Preferred Stock on each such Dividend Payment Date at a rate per annum equal to 9.75% of each share of the then outstanding Series A Preferred Stock; provided that (y) with respect to any such dividend that is to be paid in cash, the dividend payable on the Series B Preferred Stock on the corresponding Dividend Payment Date shall be paid in cash and (z) with respect to any such dividend that is to be paid in additional shares of Series A Preferred Stock, the dividend payable on the Series B Preferred Stock on the corresponding Dividend Payment Date shall be paid in additional shares of Series B Preferred Stock, and (iii) commencing with the first Dividend Period occurring after the tenth anniversary of the Series B Preferred Stock Issuance Date, cumulative dividends payable entirely in cash on each such Dividend Payment Date at a rate per annum equal to 9.75% of the Stated Amount of each share of the then outstanding Series A Preferred Stock. If cash dividends on the Series A Preferred Stock are in arrears and unpaid for a period of 60 days or more, then an additional amount of dividends shall accrue at a rate per annum equal to 2.00% of the Stated Amount of each share of the then outstanding Series A Preferred Stock (the "Default Rate") from the last Dividend Payment Date on which cash dividends were to be paid in full until such time as all cash dividends in arrears have been paid in full, such additional dividends to be cumulative and payable in shares of Series A Preferred Stock (including fractional shares) at the Stated Amount. Any reference herein to "cumulative dividends" or "accrued dividends" or similar phrases means that such dividends are fully cumulative and accumulate and accrue on a daily basis (computed on the basis of a 360-day year of twelve 30-day months) and compound quarterly on the Dividend Payment Dates at the rate indicated above (the "Dividend Rate") and in the manner set forth herein, whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. All dividends payable in additional shares of Series A Preferred Stock shall be paid through the issuance of additional shares of Series A Preferred Stock (including fractional shares) at the Stated Amount.

          (b) In case the Corporation shall at any time or from time to time declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of stock or other securities or property or rights or warrants to subscribe for securities of the Corporation or any of its Subsidiaries by way of dividend or spin off) on the Common Stock, other than any dividend or distribution of shares of Common Stock covered by Section 8(b)(i), the Rights Offering or any issuance of rights pursuant to the Rights Plan, as it may be amended from time to time, or any successor shareholder rights agreement of the Corporation, then, and in each such case (a "Triggering Distribution"), the holders of shares of Series A Preferred Stock shall be entitled to receive from the Corporation, with respect to each share of Series A Preferred Stock held, in addition to the dividends payable under Section 2(a), the same dividend or distribution received by a holder of the number of shares of Common Stock into which such share of Series A Preferred Stock is convertible on the record date for such dividend or distribution, after giving effect to the contemporaneous issuance of any additional shares of Series A Preferred Stock as described in Section 2(a) above with respect to Accrued Dividends provided, however, that with respect to a fraction (i) the numerator of which shall be the Cash Percentage and (ii) the denominator of which shall be 2.4375%, multiplied by the Stated Amount of each share of the Series A Preferred Stock then outstanding, the Corporation may pay any portion of such dividend or distribution in additional shares of Series A Preferred Stock valued at the Stated Amount thereof. Any such dividend or distribution shall be declared, ordered, paid or made on the Series A Preferred Stock at the same time such dividend or distribution is declared, ordered, paid or made on the Common Stock and shall be in addition to any dividends payable under Section 2(a).

          (c) No full dividends shall be declared by the Board of Directors or paid or set apart for payment by the Corporation on any Parity Stock for any period unless the Accrued Dividends have been or contemporaneously are declared and paid in full, or declared and, if payable in cash, a sum in cash Set Apart for Payment, on the Series A Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of such full dividends on such Parity Stock. If any dividends are not so paid, all dividends declared upon shares of the Series A Preferred Stock and any other Parity Stock shall be declared pro rata so that the amount of dividends declared per share on the Series A Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that the Accrued Dividends per share on the Series A Preferred Stock and the accrued dividends on such Parity Stock bear to each other.

                 (i) So long as any share of the Series A Preferred Stock is outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any of the Junior Stock (other than dividends in Junior Stock to the holders of Junior Stock), or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Stock whether in cash, obligations or shares of the Corporation or other property (other than in exchange for Junior Stock), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Junior Stock or any such warrants, rights, calls or options (other than in exchange for Junior Stock) unless the Accrued Dividends on the Series A Preferred Stock for all Dividend Periods ended on or prior to the date of such payment in respect of Junior Stock have been or contemporaneously are paid in full.

                 (ii) So long as any share of the Series A Preferred Stock is outstanding, the Corporation shall not (except with respect to dividends as permitted by Section 2(c)(i)) make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Parity Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Parity Stock, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Parity Stock or any such warrants, rights, calls or options unless the Accrued Dividends on the Series A Preferred Stock for all Dividend Periods ended on or prior to the date of such payment in respect of Parity Stock have been or contemporaneously are paid in full.

     Section 3.  Voting Rights.

          (a) Except for any voting rights provided elsewhere herein or by law, the holders of shares of Series A Preferred Stock shall not be entitled to voting rights.

          (b) If (i) cash dividends on the Series A Preferred Stock are in arrears and unpaid for six quarterly Dividend Periods, whether or not consecutive and such failure thereafter continues (the period during which such failure shall continue being referred to herein as a "Voting Period") and (ii) the holders of Series B Preferred Stock no longer have the right to elect any directors under Sections V(D) and V(E) of the Restated Certificate of Incorporation, then the number of directors constituting the Board of Directors shall be increased by the number, if any, necessary to permit the holders of the Series A Preferred Stock and Series B Preferred Stock, voting as a single class, to elect a minimum of two directors upon such default. If the holders of Series A Preferred Stock and Series B Preferred Stock are entitled to elect directors pursuant to the preceding sentence, as soon as practicable after the commencement of the Voting Period, the Corporation shall call a special meeting of the holders of Series A Preferred Stock and Series B Preferred Stock by mailing a notice of such special meeting to such holders, such meeting to be held not more than 30 days after the date of mailing of such notice. If the Corporation fails to send a notice, the meeting may be called by any such holder on like notice. The record date for determining the holders entitled to notice of and to vote at such special meeting shall be the close of business on the fifth business day preceding the day on which such notice is mailed. At any such special meeting and at each meeting of holders of shares of Series A Preferred Stock and Series B Preferred Stock held during a Voting Period at which directors are to be elected (or with respect to any action by written consent in lieu of a meeting of stockholders), such holders, voting as a single class on a one-vote-per-share basis (to the exclusion of the holders of all other securities and classes of capital stock of the Corporation), shall be entitled to elect such directors. The terms of office of all persons who are directors of the Corporation at the time of a special meeting of the holders of Series A Preferred Stock and Series B Preferred Stock to elect directors shall continue, notwithstanding the election at such meeting of the additional directors that such holders are entitled to elect, and the persons so elected, together with the remaining incumbent directors, shall constitute the duly elected directors of the Corporation. The Voting Period shall terminate at such time as all cumulative cash dividends in respect of all previously completed full Dividend Periods that are in arrears on the Series A Preferred Stock and the Series B Preferred Stock have been paid in full in cash or until non-cumulative cash dividends in respect of all previously completed full Dividend Periods that are in arrears on the Series A Preferred Stock and Series B Preferred Stock have been paid regularly for at least one year. Simultaneously with the termination of a Voting Period the terms of office of the directors elected by the holders of the Series A Preferred Stock and Series B Preferred Stock pursuant to this Section 3(b) and Section 3(c) of the Series B Certificate of Designation shall terminate, the remaining directors shall constitute the directors of the Corporation and the voting rights of such holders to elect additional directors pursuant to this Section 3(b) and Section 3(c) of the Series B Certificate of Designation shall cease.

     Section 4.  Certain Restrictions.

          (a) Whenever the Corporation shall have not redeemed the shares of Series A Preferred Stock on the date such redemption is required by Section 5 (a "Redemption Default"), thereafter and until all redemption payments shall have been made or all necessary funds shall have been Set Apart for Payment, if and so long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, nor shall it permit any of its Subsidiaries other than wholly-owned Subsidiaries to: (A) declare or pay dividends, or make any other distributions, on any shares of Junior Stock other than dividends or distributions payable in Junior Stock; (B) declare or pay dividends, or make any other distributions, on any shares of Parity Stock, except dividends paid ratably on the Series A Preferred Stock and all Parity Stock on which dividends are payable or in arrears, in proportion to the total amounts to which the holders of all such shares are then entitled; (C) redeem or purchase or otherwise acquire for consideration (other than Junior Stock) any shares of Junior Stock or Parity Stock (other than, with respect to Parity Stock, ratably with the Series A Preferred Stock); or (D) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, other than purchases ratably among all holders of the Series A Preferred Stock.

          (b) The Corporation shall not permit any Subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of capital stock of the Corporation unless the Corporation could, pursuant to
Section 4(a), purchase or otherwise acquire such shares at such time and in such manner.

     Section 5   Redemption.

          (a) Except as provided in this Section 5(a), the Corporation shall have no right to redeem any shares of Series A Preferred Stock. At any time after the sixth anniversary of the Series B Preferred Stock Issuance Date, the Corporation shall have the right, at its sole option and election, to redeem all, or part, of the outstanding shares of Series A Preferred Stock by paying therefor in cash 101% of the Stated Amount thereof plus all Accrued Dividends thereon to the date of redemption; provided that in the event of any partial redemption, at least 1,000,000 shares of Series A Preferred Stock shall remain outstanding after giving effect to such partial redemption and the Series A Preferred Stock must be redeemed pro rata based on the holders' respective holdings of Series A Preferred Stock. Notwithstanding the provisions of this
Section 5(a), the Corporation shall have no right to redeem the shares of Series A Preferred Stock pursuant to this Section 5(a) until the Corporation shall have reserved from its authorized and unissued Class A Common Stock such number of shares of Class A Common Stock as shall be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock into Class A Common Stock.

          (b) In the event there occurs a Change in Control, the Corporation shall offer to purchase from each holder all of the Series A Preferred Stock held by such holder for an amount in cash equal to the greatest of(i) the Liquidation Preference of the shares of Series A Preferred Stock held by the holder, (ii) in case of any Change in Control in which the shares of Series A Preferred Stock are not converted into (or entitled to receive) any cash, securities or property, the amount of the cash that such holder of the Series A Preferred Stock would have received had it converted its Series A Preferred Stock (including for such purposes any shares of Series A Preferred Stock issuable in respect of Accrued Dividends) into shares of Common Stock immediately prior to such Change in Control and received in respect of all such shares cash at the same effective value per share of Common Stock as is being paid by or on behalf of the acquiror of shares or assets in such transaction, plus Accrued Dividends payable in cash to the extent not otherwise reflected pursuant to the parenthetical phrase of this clause (ii), and (iii) in all other cases, the Fair Market Value (as defined below) of the cash, securities and other property that such holder of the Series A Preferred Stock would have received had it converted its Series A Preferred Stock (including for such purposes any shares of Series A Preferred Stock issuable in respect of Accrued Dividends) into shares of Common Stock immediately prior to such Change in Control, plus Accrued Dividends payable in cash to the extent not otherwise reflected pursuant to the parenthetical phrase of this clause (iii), (the greatest of (i), (ii) and (iii) above being referred to as the "Change in Control Redemption Price"), in each case by delivery of a notice of such offer (a "Change in Control Redemption Offer") within five Business Days following the Change in Control. In the event of a Change in Control, each holder of Series A Preferred Stock shall have the right (but not the obligation) to require the Corporation to purchase any or all of the Series A Preferred Stock held by such holder for an amount in cash equal to the Change in Control Redemption Price. Each holder of Series A Preferred Stock shall also be permitted, until the fifth Business Day following a Change in Control, to convert all, and not less than all, of the shares of Series A Preferred Stock held by such holder (including shares of Series A Preferred

Stock issuable to such holder as Accrued Dividends that have accelerated or will accelerate as a result of a Change in Control) pursuant to Section 8 below; provided that any shares of Common Stock issuable upon conversion of any Series A Preferred Stock converted pursuant to this sentence after a Change in Control has occurred shall be entitled to receive the same amount of cash, securities and other property in connection with such Change in Control as the Common Stock outstanding prior to the Change in Control. In the event a holder of Series A Preferred Stock does not elect to have all of its shares of Series A Preferred Stock either (i) redeemed by the Corporation pursuant to Section 5 or (ii) converted pursuant to Section 8 below, in each case in connection with a specific Change in Control event, then no dividends shall be deemed to have been accelerated in connection with such Change in Control. In the event that any holder does not elect to convert or redeem such holder's shares of Series A Preferred Stock pursuant to the foregoing sentence, such holder shall retain any rights it has to convert or redeem its shares of Series A Preferred Stock in connection with any subsequent Change in Control. "Fair Market Value" with respect to any securities shall be the Current Market Price thereof as of the close of business on the date of measurement. The Fair Market Value of any asset other than cash and securities shall be determined by the Board of Directors.

          (c) Notice of any redemption of shares of Series A Preferred Stock pursuant to Section 5(a) shall be mailed at least 30 Business Days prior to the date fixed for redemption to each holder of shares of Series A Preferred Stock to be redeemed, at such holder's address as it appears on the transfer books of the Corporation. No redemption of shares of Series A Preferred Stock pursuant to
Section 5(a) shall take place unless such notice shall have been mailed in accordance with this Section 5(c)(i). In order to facilitate the redemption of shares of Series A Preferred Stock, the Board of Directors may fix a record date for the determination of shares of Series A Preferred Stock to be redeemed, not more than sixty days nor less than thirty days prior to the date fixed for such redemption.

                 (i) Within five Business Days following an event giving a holder of shares of Series A Preferred Stock the right, pursuant to Section 5(b), to require the Corporation to redeem all of such shares, the Corporation shall give notice by mail to each holder of Series A Preferred Stock, at such holder's address as it appears on the transfer books of the Corporation, of such event, which notice shall set forth each holder's right to require the Corporation to redeem all, but not less than all, shares of Series A Preferred Stock held by it which are eligible for redemption pursuant to the terms of
Section 5(b), the redemption date (which date shall be no more than 30 Business Days following the date of such mailed notice), and the procedures to be followed by such holder in exercising its right to cause such redemption. In the event a record holder of shares of Series A Preferred Stock shall elect to require the Corporation to redeem all such shares of Series A Preferred Stock pursuant to Section 5(b), such holder shall deliver within 20 Business Days of the mailing to it of the Corporation's notice described in this Section 5(c)(ii), a written notice to the Corporation so stating, specifying the number of shares to be redeemed pursuant to Section 5(b). The Corporation shall, in accordance with the terms hereof, redeem the number of shares so specified on the date fixed for redemption. Failure of the Corporation to give any notice required by this Section 5(c)(ii), or the formal insufficiency of any such notice, shall not prejudice the rights of any holders of shares of Series A Preferred Stock to cause the Corporation to redeem all such shares held by them. Notwithstanding the foregoing, the Board of Directors of the Corporation may modify any offer pursuant to this Section 5(c)(ii) to the extent necessary to comply with the Exchange Act and the rules and regulations thereunder.

                 (ii) The Corporation shall publish the fact that it is redeeming, or offering to redeem, shares of Series A Preferred Stock through a nationally prominent newswire service on or before the date of mailing any notice of redemption or right of redemption. At any time after a notice of redemption shall have been mailed and before such date of redemption the Corporation may deposit for the benefit of the holders of the Series A Preferred Stock called for redemption the funds necessary for such redemption with a bank or trust company doing business in the Borough of Manhattan, the City of New York, and having a capital and surplus of at least $1,000,000,000. Any interest allowed on moneys so deposited shall be paid to the Corporation. Upon the deposit of such funds or, if no such deposit is made, upon the date fixed for redemption (unless the Corporation shall default in making payment of the appropriate redemption amount), whether or not certificates for shares so called for redemption have been surrendered for cancellation, the shares of Series A Preferred Stock to be redeemed shall be deemed to be no longer outstanding and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto, except for the rights to receive the amount payable upon redemption, but without interest, and, up to the close of business on the date immediately preceding the date fixed for such redemption, the right to convert such shares pursuant to Section 8 hereof. Such deposit in trust shall be irrevocable except that any funds deposited by the Corporation which shall not be required for the redemption for which they were deposited because of the exercise of conversion rights shall be returned to the Corporation forthwith, and any funds deposited by the Corporation which are unclaimed at the end of one year from the date fixed for such redemption shall be paid over to the Corporation upon its request, and upon such repayment the holders of the shares of Series A Preferred Stock so called for redemption shall look only to the Corporation for payment of the appropriate amount. Any such unclaimed amounts paid over to the Corporation shall, for a period of six years from the date fixed for such redemption, be set apart and held by the corporation in trust for the benefit of the holders of such shares of Series A Preferred Stock, but no such holder shall be entitled to interest thereon. At the expiration of such six-year period, all right, title, interest and claim of such holders in or to such unclaimed amounts shall be extinguished, terminated and discharged, and such unclaimed amounts shall become part of the general funds of the Corporation free of any claim of such holders.

          (d) Notwithstanding anything to the contrary herein, the Corporation shall not effect a redemption pursuant to Section 5(a) hereof unless simultaneously therewith the Corporation redeems shares of Series A Preferred Stock pro rata with the Series B Preferred Stock based on the respective numbers of outstanding shares as of the date on which the notice of redemption is given.

          (e) If the Corporation shall fail to comply with any of the provisions of this Section 5 (other than the timely giving of notice pursuant to Section 5(c)(i)), then in any such event, the Dividend Rate shall be increased by an amount equal to the Default Rate during the period in which such failure shall be continuing.

     Section 6.   Reacquired Shares.

     Any shares of Series A Preferred Stock converted, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof, and, if necessary to provide for the lawful redemption or purchase of such shares, the capital represented by such shares shall be reduced in accordance with the General Corporation Law of the State of Delaware. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, par value $.01 per share, of the Corporation and may be reissued as part of another series of Preferred Stock, par value $.01 per share, of the Corporation.

     Section 7.   Liquidation. Dissolution or Winding Up.

     If the Corporation shall adopt a plan of liquidation or of dissolution, or commence a voluntary case under the Federal bankruptcy laws or any other applicable state or Federal bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in any involuntary case under any such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of 90 consecutive days and on account of such event the Corporation shall liquidate, dissolve or wind up, or upon any other liquidation, dissolution or winding up of the Corporation (a "Liquidation"), the holders shall be entitled to receive the greatest of (i) the Liquidation Preference of the shares of Series A Preferred Stock held by the holder, and (ii) the Fair Market Value (as defined below) of the cash, securities and other property that such holder of the Series A Preferred Stock would have received had they converted their Series A Preferred Stock (including for such purposes any shares of Series A Preferred Stock issuable in respect of Accrued Dividends) into shares of Common Stock immediately prior to such Liquidation, plus Accrued Dividends payable in cash to the extent not otherwise reflected pursuant to the parenthetical phrase of this clause (ii)(including for such purposes any shares of Series A Preferred Stock issuable in respect of Accrued Dividends through the date of the Liquidation), before any distribution shall be made or any assets distributed in respect of Junior Stock to the holders of any Junior Stock including, without limitation, Common Stock of the

Corporation. If upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the amounts payable with respect to the Series A Preferred Stock and all other Parity Stock are not paid in full, the holders of the Series A Preferred Stock and the Parity Stock will share equally and ratably in any distribution of assets of the Corporation first in proportion to the full liquidation preference to which each is entitled until such preferences are paid in full, and then in proportion to their respective amounts of accumulated but unpaid dividends. After payment of the full amount of the greatest of the amounts set forth in clause (i) or (ii) above to which they are entitled, the holders of shares of Series A Preferred Stock will not be entitled to any further participation in any distribution of assets of the Corporation. For the purposes of this Section 7, the voluntary sale, conveyance, exchange or transfer of all or substantially all of the property or assets of the Corporation or the consolidation or merger of the Corporation with or into one or more other corporations shall not be deemed to be a liquidation, winding-up or dissolution of the Corporation.

     Section 8   Conversion into Common Stock.

     Each share of Series A Preferred Stock, including any shares of Series A Preferred Stock issued as Accrued Dividends (including Accrued Dividends that have been accelerated in connection with a Change in Control and assuming any shares of Common Stock into which such shares are converted will be treated in all respects as shares of Common Stock outstanding prior to the Change in Control), may, at the option of the holder thereof, be converted into shares of Common Stock at any time, whether or not the Corporation has given notice of redemption under Section 5, on the terms and conditions set forth in this
Section 8. Any such conversion shall be into shares of Class A Common Stock for so long as Class A Common Stock shall remain a separate class of the Corporation's Common Stock.

          (a) Subject to the provisions for adjustment hereinafter set forth, each share of Series A Preferred Stock shall be convertible in the manner hereinafter set forth into a number of fully paid and non-assessable shares of Common Stock equal to the product obtained by multiplying the Applicable Conversion Rate (as defined below) by the number of shares of Series A Preferred Stock being converted. The "Applicable Conversion Rate" means the quotient obtained by dividing the Conversion Value on the date of conversion by the Conversion Price as adjusted pursuant to Section 8(b) on the date of conversion.

          (b) The Conversion Price shall be subject to adjustment from time to time as follows:

                 (i) In case the Corporation shall at any time or from time to time after the original issuance of the Series A Preferred Stock declare a dividend, or make a distribution, on the outstanding shares of Common Stock in either case, in shares of Common Stock, or effect a subdivision, combination, consolidation or reclassification of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, then, and in each such case, the Conversion Price in effect immediately prior to such event or the record date therefor, whichever is earlier, shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which is the number of shares of Common Stock that were outstanding immediately prior to such event and the denominator of which is the number of shares of Common Stock outstanding immediately after such event. An adjustment made pursuant to this Section 8(b)(i) shall become effective (x) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (y) in the case of any such subdivision, reclassification, consolidation or combination, at the close of business on the day upon which such corporate action becomes effective.

                 (ii) In case the Corporation shall issue (other than upon the exercise of options, rights or convertible securities) shares of Common Stock (or options, rights, warrants or other securities convertible into or exchangeable for shares of Common Stock) at a price per share (or having an exercise or conversion price per share) less than the Current Market Price as of the Business Day immediately preceding the Measurement Date, other than (v) issuances in a private placement of securities, other than to an affiliate of the Corporation, at a price for the securities sold in such private placement (and the underlying common stock, as applicable) of not less than 95% of the Current Market Price thereof, (w) in a transaction to which Section 2(a), 2(b) or 8(b)(i) applies, (x) pursuant to options or other securities under any employee or director benefit plan or program of the Corporation approved by the Board of Directors of the Corporation or shares of Common Stock issued upon the exercise thereof, (y) pursuant to the conversion of the Series A Preferred Stock, the Series B Preferred Stock or the Class B Common Stock or (z) as dividends on the Series A Preferred Stock or the Series B Preferred Stock (the issuances under clauses (v), (w), (x), (y) and (z) being referred to as "Excluded Issuances"), then, and in each such case, the Conversion Price in effect immediately prior to the Measurement Date shall be reduced so as to be equal to an amount determined by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock of all classes outstanding at the close of business on the Measurement Date plus the number of shares of Common Stock (or the number of shares of Common Stock issuable upon the conversion, exchange or exercise of such options, rights, warrants or other securities convertible into or exchangeable for shares of Common Stock) which the aggregate consideration receivable by the Corporation in connection with such issuance would purchase at such Current Market Price and the denominator shall be the number of shares of Common Stock of all classes outstanding at the close of business on the Measurement Date plus the number of shares of Common Stock (or the number of shares of Common Stock issuable upon the conversion, exchange or exercise of such options, rights, warrants or other securities convertible into or exchangeable for shares of Common Stock) so issued. For purposes of this Section 8(b)(ii), the aggregate consideration receivable by the Corporation in connection with the issuance of shares of Common Stock or of options, rights, warrants or other convertible securities shall be deemed to be equal to the sum of the gross offering price (before deduction of customary underwriting discounts or commissions and expenses payable to third parties) of all such securities plus the minimum aggregate amount, if any, payable upon conversion or exercise of any such options, rights, warrants or other convertible securities into shares of Common Stock, less any original issue discount, premiums and other similar incentives which have the effect of reducing the effective price per share. For purposes of this Section 8(b)(ii), such adjustment shall become effective immediately prior to the opening of business on the Business Day immediately following the Measurement Date.

                 (iii) For so long as any of the Series B Preferred Stock is outstanding, the initial Conversion Price shall be adjusted in the same manner and to the same extent as the Series B Preferred Stock pursuant to Section 8(b)(iii) of the Series B Certificate of Designation.

                 (iv) In addition to the adjustments in Sections 8(b)(i)-(iii) above, the Corporation will be permitted to make such reductions in the Conversion Price as it considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights will not he taxable to the holders of the shares of Common Stock.

                 (v) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 0.1% of the Conversion Price; provided, that any adjustments which by reason of this
Section 8(b)(v) are not required to he made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 8 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

                 (c) In case of any capital reorganization or reclassification of outstanding shares of Common Stock (other than a reclassification covered by Section 8(b)(i)), or in case of any consolidation or merger of the Corporation with or into another Person, or in case of any sale or conveyance to another Person of the property of the Corporation as an entirety or substantially as an entirety (each of the foregoing being referred to as a "Transaction"), each share of Series A Preferred Stock then outstanding shall thereafter be convertible into, in lieu of the Common Stock issuable upon such conversion prior to the consummation of such Transaction, the kind and amount of shares of stock and other securities and property (including cash) receivable upon the consummation of such transaction by a holder of that number of shares of Common Stock into which one share of Series A Preferred Stock was convertible immediately prior to such Transaction (including, on a pro rata basis, the cash, securities or property received by holders of Common Stock in any tender or exchange offer that is a step in such Transaction). In any such case, if necessary, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions set forth in this Section 8 with respect to rights and interests thereafter of the holders of shares of Series A Preferred Stock to the end that the provisions set forth herein for the protection of the conversion rights of the Series A Preferred Stock shall thereafter be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities and property deliverable upon conversion of the shares of Series A Preferred Stock remaining outstanding (with such adjustments in the conversion price and number of shares issuable upon conversion and such other adjustments in the provisions hereof as the Board of Directors shall determine in good faith to be appropriate). In case securities or property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this Section 8 shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or property.

          Notwithstanding anything contained herein to the contrary, the Corporation will not effect any Transaction unless, prior to the consummation thereof, (i) the Surviving Person (as defined in Section 10) thereof, if other than the Corporation, shall assume, by written instrument mailed to each record holder of shares of Series A Preferred Stock, at such holder's address as it appears on the transfer books of the Corporation, the obligation to deliver to such holder such cash, property and securities to which, in accordance with the foregoing provisions, such holder is entitled. Nothing contained in this Section 8(c) shall limit the rights of holders of the Series A Preferred Stock to convert the Series A Preferred Stock in connection with the Transaction or to exercise their rights to require the redemption of the Series A Preferred Stock under Section 5(b).

          (d) The holder of any shares of Series A Preferred Stock may exercise its right to convert such shares into shares of Common Stock by surrendering for such purpose to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, a certificate or certificates representing the shares of Series A Preferred Stock to be converted duly endorsed to the Corporation in blank accompanied by a written notice stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this Section 8. The Corporation will pay any and all documentary, stamp or similar issue or transfer tax and any other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A Preferred Stock pursuant hereto. As promptly as practicable, and in any event within three Business Days after the surrender of such certificate or certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes (or the demonstration to the satisfaction of the Corporation that such taxes are inapplicable), the Corporation shall deliver or cause to be delivered (i) certificates registered in the name of such holder representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder of shares of Series A Preferred Stock so converted shall be entitled and (ii) if less than the full number of shares of Series A Preferred Stock evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted. Such conversion shall be deemed to have been made at the close of business on the date of receipt of such notice and of such surrender of the certificate or certificates representing the shares of Series A Preferred Stock to be converted so that the rights of the holder thereof as to the shares being converted shall cease except for the right to receive shares of Common Stock, and the person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.

          (e) Shares of Series A Preferred Stock may be converted at any time and, if subject to mandatory redemption, up to the close of business on the last Business Day immediately preceding the date fixed for such mandatory redemption of such shares.

          (f) In connection with the conversion of any shares of Series A Preferred Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Current Market Price per share of Common Stock on the day on which such shares of Series A Preferred Stock are deemed to have been converted.

          (g) In case at any time or from time to time the Corporation shall pay any dividend or make any other distribution to the holders of its Common Stock, or shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or any other right, other than pursuant to the Rights Offering or the Rights Plan, or there shall be any capital reorganization or reclassification of the Common Stock of the Corporation or consolidation or merger of the Corporation with or into another corporation, or any sale or conveyance to another corporation of the property of the Corporation as an entirety or substantially as an entirety, or there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation, then, in any one or more of said cases the Corporation shall give at least 20 days' prior written notice (the time of mailing of such notice shall be deemed to be the time of giving thereof) to the registered holders of the Series A Preferred Stock at the addresses of each as shown on the books of the Corporation of the date on which (i) the books of the corporation shall close or a record shall be taken for such stock dividend, distribution or subscription rights or (ii) such reorganization, reclassification, consolidation, merger, sale or conveyance, dissolution, liquidation or winding up shall take place, as the case may be, provided that in the case of any Transaction to which Section 8(c) applies the Corporation shall give at least 30 days' prior written notice as aforesaid. Such notice shall also specify the date, if known, as of which the holders of the Common Stock and of the Series A Preferred Stock of record shall participate in said dividend, distribution or subscription rights or shall be entitled to exchange their Common Stock or Series A Preferred Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale or conveyance, or participate in such dissolution, liquidation or winding up, as the case may be.

     Section 9.  Reports as to Adjustments.

     Whenever the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible (or the number of votes to which each share of Series A Preferred Stock is entitled) is adjusted as provided in
Section 8, the Corporation shall promptly mail to the holders of record of the outstanding shares of Series A Preferred Stock at their respective addresses as the same shall appear in the Corporation's stock records a notice stating that the number of shares of Common Stock into which the shares of Series A Preferred Stock are convertible has been adjusted and setting forth the new number of shares of Common Stock (or describing the new stock, securities, cash or other property) into which each share of Series A Preferred Stock is convertible, as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof, and when such adjustment became effective.

     Section 10. Definitions.

     For the purposes of the Certificate of Designation of Series A Convertible Preferred Stock which embodies this resolution:

     "Accrued Dividends" to a particular date (the "Applicable Date") means (i) all dividends accrued but not paid on the Series A Preferred Stock pursuant to
Section 2(a), whether or not earned or declared, accrued to the Applicable Date, plus (ii) all dividends or distributions payable pursuant to Section 2(b) for which the Triggering Distribution was declared, ordered, paid or made on or prior to the Applicable Date; provided that if a Change of Control or Liquidation occurs at any time on or prior to the sixth anniversary of the Series B Preferred Stock Issuance Date, Accrued Dividends payable on the date of the Change of Control or Liquidation shall be deemed to include all dividends on the entire amount of the Series A Preferred Stock outstanding on the date of the Change of Control or Liquidation which have not been previously paid but which otherwise would accrue through and including the sixth anniversary of the Series B Preferred Stock Issuance Date (assuming that all dividends were paid solely in additional shares of Series A Preferred Stock rather than cash), which dividends shall be deemed to have been accelerated, recalculated and paid on their respective Dividend Payment Dates, in each case payable solely in additional shares of Series A Preferred Stock; provided, however, that with respect to any holder of Series A Preferred Stock, no such dividends shall be deemed to have been accelerated, recalculated or paid in connection with a Change in Control in the event such holder has not elected, in connection with such Change in Control, to have all of its shares of Series A Preferred Stock either (i) redeemed by the Corporation pursuant to Section 5 or (ii) converted pursuant to Section 8.

     "affiliate" shall have the meaning set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Exchange Act.

     "associate" shall have the meaning set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Exchange Act.

     "Business Day" means any day other than a Saturday, Sunday, or a day on which commercial banks in the City of New York are authorized or obligated by law or executive order to close.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

     "Cash Percentage" means, as to any date, the amount calculated on the basis of the following formula (expressed as a percentage), with the dividend payment period ("DPP") referring to the number of Dividend Payment Dates that have occurred prior to such date: 73,125/(7,000,000 times 1.024375 raised to the power of DPP (i.e., 1.024375 DPP), plus 3,000,000).

     "Change in Control" means any of the following:

          (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (an "Acquiring Person"), other than the Corporation, or any of its Subsidiaries or any Investor or Excluded Group, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the combined voting power or economic interests of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors; provided, however, that any transfer from any Investor or Excluded Group will not result in a Change in Control if such transfer was part of a series of related transactions the effect of which, absent the transfer to such Acquiring Person by the Investor or Excluded Group, would not have resulted in the acquisition by such Acquiring Person of 35% or more of the combined voting power or economic interests of the then outstanding voting securities; or

          (b) during any period of 12 consecutive months after the Series B Preferred Stock Issuance Date, the individuals who at the beginning of any such 12-month period constituted a majority of the Class A Directors and Class C Directors (the "Incumbent Non-Investor Majority") cease for any reason to constitute at least a majority of such Class A Directors and Class C Directors; provided that (i) any individual becoming a director whose election, or nomination for election by the Corporation's stockholders, was approved by a vote of the stockholders having the right to designate such director and (ii) any director whose election to the Board or whose nomination for election by the stockholders of the Corporation was approved by the requisite vote of directors entitled to vote on such election or nomination in accordance with the Restated Certificate of Incorporation of the Corporation, shall, in each such case, be considered as though such individual were a member of the Incumbent Non-Investor Majority, but excluding, as a member of the Incumbent Non-Investor Majority, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Corporation (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) and further excluding any person who is an affiliate or associate of an Acquiring Person having or proposing to acquire beneficial ownership of 25% or more of the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors; or

          (c) the approval by the stockholders of the Corporation of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the voting securities of the Corporation immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 57.5% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Corporation resulting from such reorganization, merger or consolidation; or

          (d) the sale or other disposition of assets representing 50% or more of the assets of the Corporation in one transaction or series of related transactions;

provided, that the occurrence of any event identified in subparagraphs (a) through (d) above that would otherwise be treated as a Change in Control shall not constitute a Change in Control hereunder if a majority of the Class B Directors, by vote duly taken, shall so determine.

     "Class A Common Stock" means the Class A Common Stock, par value $0.01 per share, of the Corporation.

     "Class A Directors" has the meaning set forth in the Restated Certificate of Incorporation.

     "Class B Common Stock" means the Class B Common Stock, par value $0.01 per share, of the Corporation.

     "Class B Directors" has the meaning set forth in the Restated Certificate of Incorporation.

     "Class C Directors" has the meaning set forth in the Restated Certificate of Incorporation.

     "Closing Price" per share of Common Stock on any date shall be the last sale price, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, in either case as reported on the Nasdaq National Market or in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or American Stock Exchange, as the case may be, or, if the Common
Stock is listed or admitted to trading on the New York Stock Exchange or American Stock Exchange, or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted sale price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") or such other system then in use, or, if on any such date the Common Stock is not quoted by any such organization, the average of the Closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors.

     "Common Stock" means the Class A Common Stock and the Class B Common Stock or, if there shall no longer be separate classes, the common stock, par value $0.01 per share, of the Corporation.

     "Conversion Price" shall initially be equal to $8.75, subject to adjustment as provided in Section 8(b).

     "Conversion Value" per share of Series A Preferred Stock shall be an amount equal to the Stated Amount plus all Accrued Dividends thereon to the date of conversion or redemption, as the case may be.

     "Current Market Price" per share of Common Stock on any date shall be the average of the Closing Prices of a share of Common Stock for the five consecutive Trading Days selected by the Corporation commencing not less than 10 Trading Days nor more than 20 Trading Days before the date in question. If on any such Trading Day the Common Stock is not quoted by any organization referred to in the definition of Closing Price, the Current Market Price of the Common Stock on such day shall be determined by the Board of Directors.

     "Dividend Payment Date" means the following dates: (i) the date that is three months after the Series B Preferred Stock Issuance Date; (ii) the date that is six months after the Series B Preferred Stock Issuance Date; (iii) the date that is nine months after the Series B Preferred Stock Issuance Date; (iv) the date that is the first anniversary of the Series B Preferred Stock Issuance Date; and the anniversaries of the foregoing dates.

     "Dividend Period" means the Initial Dividend Period and, thereafter, each quarterly period from a Dividend Payment Date to the next following Dividend Payment Date (but without including such later Dividend Payment Date).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Excluded Group" means a "group" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) that includes one or more of the Investors; provided, that the voting securities of the Corporation "beneficially owned" (as such term is used in Rule 13d-3 promulgated under the Exchange Act) by such Investors represents a majority of the voting securities "beneficially owned" (as such term is used in Rule 13d-3 promulgated under the Exchange Act) by such group.

     "Initial Dividend Period" means the dividend period commencing on the Series A Preferred Stock Issuance Date and ending on the first Dividend Payment Date to occur thereafter (but without including such later Dividend Payment
Date).

     "Investor" means Apollo Real Estate Investment Fund III, L.P., Apollo Investment Fund IV, L.P., Thomas H. Lee Equity Fund IV, L.P., Thomas H. Lee Foreign Fund IV, L.P., Thomas H. Lee Charitable Investment L.P., THL-CCI Limited Partnership, Beacon Private Equity, Inc., Beacon Capital Partners, L.P. and Strategic Real Estate Investments I, L.L.C., together with each of their Permitted Assignees and Permitted Third Party Transferees (as each such term is defined in the Purchase Agreement), and all of their respective successors by operation of law.

     "Junior Stock" means all classes of Common Stock of the Corporation and each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation currently existing or hereafter created the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Series A Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation.

     "Liquidation Preference" means, in the event of a liquidation or winding up of the Corporation, an amount per share of Series A Preferred Stock equal to the greater of (i) the amount the holders of the Series A Preferred Stock would have received had they converted their Series A Preferred Stock (including for such purposes any shares of Series A Preferred Stock issuable in respect of Accrued Dividends through the date of liquidation) into Common Stock immediately prior to such liquidation or winding up and (ii) the Stated Amount of their Series A Preferred Stock plus any Accrued Dividends.

     "Measurement Date" means, for purposes of Section 8(b)(ii), (i) in the case of an offering of rights, warrants or options to all or substantially all of the holders of the Common Stock or any other issuance contemplated by such Section where a record date is fixed for the determination of stockholders entitled to participate in such issuance, such record date and (ii) in all other cases, the Business Day immediately preceding the date of issuance of shares of Common Stock (or options, rights, warrants or other securities convertible into or exchangeable for shares of Common Stock) contemplated by such Section.

     "Parity Stock" means any class of Capital Stock of the Corporation or series of preferred stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividend distributions, redemptions (other than redemptions in connection with the Rights Offering) and distributions upon liquidation, winding-up and dissolution, including the Series B Preferred Stock.

     "Person" means an individual, partnership, corporation, limited liability company or partnership, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof, or other entity of any kind.

     "PIK Percentage" means, as to any date, the amount determined by subtracting the Cash Percentage with respect to such date from 2.4375%.

     "Preferred Stock" means the preferred stock, par value $0.01 per share, of the Corporation.

     "Purchase Agreement" means the Securities Purchase Agreement, dated as of February 18, 1999, by and among the Corporation, Patriot, Wyndham International Operating Partnership, L.P. and Patriot American Hospitality Partnership, L.P. and each of the Investors party thereto.

     "Rights Offering" has the meaning set forth in the Purchase Agreement.

     "Senior Stock" means each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created that has been approved by the holders in accordance with Section 3(b) hereof and the terms of which expressly provide that such class or series will rank senior to the Series A Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation.

     "Series A Preferred Stock" means the Series A Convertible Preferred Stock of the Corporation, the terms of which are set forth in the Series A Certificate of Designation.

     "Series A Preferred Stock Issuance Date" means the original date of issuance of the Series A Preferred Stock.

     "Series B Certificate of Designation" means the Certificate of Designation of the Series B Preferred Stock filed with the Secretary of State of the State of Delaware on the Series B Preferred Stock Issuance Date, as it may be amended from time to time.

     "Series B Preferred Stock" means the Series B Convertible Preferred Stock of the Corporation, the terms of which are set forth in the Series B Certificate of Designation.

     "Series B Preferred Stock Issuance Date" means the original date of issuance of Series B Preferred Stock to the Investors.

     "Set Apart for Payment" means the Corporation shall have irrevocably deposited with a bank or trust company doing business in the Borough of Manhattan, the City of New York, and having a capital and surplus of at least $1,000,000,000 in trust for the exclusive benefit of the holders of shares of Series A Preferred Stock, funds sufficient to satisfy the Corporation's payment obligation.

     "Stated Amount" means $100 per share.

     "Subsidiary" of any Person means any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

     "Surviving Person" means the continuing or surviving Person of a merger, consolidation or other corporate combination, the Person receiving a transfer of all or a substantial part of the properties and assets of the Corporation, or the Person consolidating with or merging into the Corporation in a merger, consolidation or other corporate combination in which the Corporation is the continuing or surviving Person, but in connection with which the Series A Preferred Stock or Common Stock of the Corporation is exchanged, converted or reinstated into the securities of any other Person or cash or any other property, provided, however, if such Surviving Person is a direct or indirect Subsidiary of a Person, the parent entity also shall be deemed to be a Surviving Person.

     "Trading Day" means a day on which the principal national securities exchange on which the Common Stock is quoted, listed or admitted to trading is open for the transaction of business or, if the Common Stock is not quoted, listed or admitted to trading on any national securities exchange (including the Nasdaq Stock Market), any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

     "Trading Price" per share of Common Stock on any date shall be the last sales price for the Common Stock reported on the Nasdaq Stock Market (or if the Common Stock is not then quoted thereon, then for the principal national securities exchange on which the Common Stock is listed or admitted to trading) or, if the Common Stock is not quoted on the NASDAQ Stock Market and is not listed or admitted to trading on any national securities exchange in the over-the-counter market, as reported by NASDAQ or such other system then in use, or, if on any such date the Common Stock is not quoted by any such organization, as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors of the Corporation.

                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Series A Convertible Preferred Stock to be duly executed by its Chief Executive Officer and attested to by its Secretary and has caused its corporate seal to be affixed hereto, this 29 day of June, 1999.

                                   WYNDHAM INTERNATIONAL, INC.



                                   By:/s/ JAMES D. CARREKER
                                      ------------------------------
                                      James D. Carreker
                                      Chief Executive Officer

ATTEST:



By:/s/ CARLA S. MORELAND
   ------------------------------
   Carla S. Moreland
   Secretary

                      Rights Offering of 3,000,000 Shares



                          WYNDHAM INTERNATIONAL, INC.




                      Series A Convertible Preferred Stock


                      ------------------------------------

                                   PROSPECTUS

                      ------------------------------------




                             _______________, 1999

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth expenses in connection with the issuance and distribution of the securities being registered. All amounts shown are estimated, except the SEC registration fee.

  SEC registration fee..............................................  $   83,400
  Subscription Agent fees and expenses..............................        *
  Legal fees and expenses (including blue sky fees and expenses)....        *
  Accounting fees...................................................        *
  Printing and mailing expenses.....................................        *
  ___________ listing fees..........................................        *
  Miscellaneous.....................................................        *
                                                                      ----------
     Total..........................................................  $     *
                                                                      ==========

  * To be completed by amendment.

Item 15. Indemnification of Directors and Officers.

     Pursuant to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), our Certificate of Incorporation contains provisions which eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty other than liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the DGCL or any transaction from which the director derived an improper personal benefit.

     Section 145 of the DGCL permits, and under certain circumstances requires, us to indemnify our directors, officers, employees, and agents subject to certain conditions and limitations. Our Bylaws contain provisions to indemnify our directors and officers to the fullest extent permitted by Section 145 of the DGCL, including circumstances in which indemnification is otherwise discretionary. In addition, we maintain officers' and directors' liability insurance which insures against liabilities that our officers and directors may incur in their respective capacities.

Item 16. Exhibits.

     A list of the exhibits included as part of this Registration Statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by this reference.

     All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are inapplicable or the required information has otherwise been omitted.

Item 17. Undertakings.

     We hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (1)(i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described under Item 15 above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on August 12, 1999.

                              WYNDHAM INTERNATIONAL, INC.


                              By:  /s/ James D. Carreker
                                  _________________________
                                  James D. Carreker
                                  Chairman of the Board and
                                  Chief Executive Officer


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of Wyndham International, Inc. hereby constitute and appoint James D. Carreker and Carla S. Moreland, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and his or her name place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to this Registration Statement, to sign any Registration Statement filed pursuant to Rule 462(b) of the Securities Act of 1933, and to cause the same to be filed with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and desirable to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.


Name                                                           Title                             Date
----                                                           -----                             ----
/S/ JAMES D. CARREKER
_______________________________                Chairman of the Board, Chief Executive      August 12, 1999
James D. Carreker                              Officer (Principal Executive Officer)
                                                            and Director

/S/ RICHARD L. MAHONEY
_______________________________             Executive Vice President and Chief Financial   August 11, 1999
Richard L. Mahoney                            Officer (Principal Financial Officer and
                                                   Principal Accounting Officer)

/S/ KARIM A. ALIBHAI
_______________________________                               Director                     August 12, 1999
Karim A. Alibhai

/S/ LEON BLACK
_______________________________                               Director                     August 12, 1999
Leon Black

/S/ LEONARD BOXER
_______________________________                               Director                     August 12, 1999
Leonard Boxer

/S/ NORMAN BROWNSTEIN
_______________________________                               Director                     August 12, 1999
Norman Brownstein



Name                                                           Title                             Date
----                                                           -----                             ----
/S/ STEPHEN CLARK
_______________________________                               Director                     August 10, 1999
Stephen Clark

/S/ MILTON FINE
_______________________________                               Director                     August 12, 1999
Milton Fine

/S/ PAUL FRIBOURG
_______________________________                               Director                     August 10, 1999
Paul Fribourg

/S/ SUSAN GROENTEMAN
_______________________________                               Director                     August 12, 1999
Susan Groenteman

/S/ THOMAS H. LEE
_______________________________                               Director                     August 11, 1999
Thomas H. Lee

/S/ ALAN LEVENTHAL
_______________________________                               Director                     August 12, 1999
Alan Leventhal

/S/ WILLIAM MACK
_______________________________                               Director                     August 12, 1999
William Mack

/S/ LEE NEIBART
_______________________________                               Director                     August 9, 1999
Lee Neibart

/S/ PAUL A. NUSSBAUM
_______________________________                               Director                     August 12, 1999
Paul A. Nussbaum

/S/ MARC ROWAN
_______________________________                               Director                     August 12, 1999
Marc Rowan

/S/ ROLF E. RUHFUS
_______________________________                               Director                     August 12, 1999
Rolf E. Ruhfus

/S/ SCOTT SCHOEN
_______________________________                               Director                     August 12, 1999
Scott Schoen

/S/ SCOTT SPERLING
_______________________________                               Director                     August 10, 1999
Scott Sperling

/S/ SHERWOOD M. WEISER
_______________________________                               Director                     August 12, 1999
Sherwood M. Weiser

                               INDEX TO EXHIBITS

Exhibit
Number                                            Description
------           --------------------------------------------------------------------------------------------
4.1**            Form of Subscription Warrant
5.1**            Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
23.1*            Consent of Ernst & Young LLP (Dallas, Texas)
23.2*            Consent of PricewaterhouseCoopers LLP (Pittsburgh, Pennsylvania)
23.3*            Consent of PricewaterhouseCoopers LLP (Tampa, Florida)
23.4*            Consent of PricewaterhouseCoopers LLP (Miami, Florida)
23.5*            Consent of PricewaterhouseCoopers LLP (Dallas, Texas)
23.6*            Consent of Arthur Andersen (London, United Kingdom)
23.7**           Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in Exhibit 5.1)
99.1**           Form of Instructions as to Use of Subscription Warrant
99.2**           Form of Notice of Guaranteed Delivery
99.3**           Form of Letter to Stockholders or Limited Partners of Record
99.4**           Form of Letter from Brokers or other Nominees to Beneficial Owners of Common Stock
99.5**           Form of Instructions by Beneficial Owners to Brokers or Other Nominees
99.6**           Form of Letter to Dealers and Other Nominees

______________
*Filed herewith.

**To be filed by amendment.